UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C. 20549

                              FORM U-13-60

                              ANNUAL REPORT

                             FOR THE PERIOD

  Beginning January 1, 1999          and Ending     December 31, 1999

                                 TO THE

                 U.S. SECURITIES AND EXCHANGE COMMISSION

                                   OF


                          ENTERGY SERVICES, INC.
   ___________________________________________________________________
                    (Exact Name of Reporting Company)


A       Subsidiary                              Service Company
  ________________________________________________________
     ("Mutual " or "Subsidiary")


Date of Incorporation  February 11, 1963   If not Incorporated, Date of
                       __________________


Organization State or Sovereign Power under which Incorporated or Organized

Delaware


Location of Principal Offices of Reporting Company

639 Loyola Avenue, New Orleans, Louisiana


Name, title and address of officer to whom correspondence concerning this report should be addressed:

Mr. Nathan E. Langston   VP, Chief Accounting Officer
       (Name)                     (Title)

P.O. Box 61000, New Orleans, La. 70161
              (Address)

   Name of Principal Holding Company Whose Subsidiaries are served by
                           Reporting Company:

                           Entergy Corporation

                  INSTRUCTIONS FOR USE OF FORM U-13-60

1.  Time of Filing
    Rule 94 provides that on or before the first day of May in each calendar year, each mutual service company and each subsidiary service company as to which the Commission shall have made a favorable finding pursuant to Rule 88, and every service company whose application for approval or declaration pursuant to Rule 88 is pending shall file with the Commission an annual report on Form U-13-60 and in accordance with the Instructions for that form.

2.  Number of Copies
    Each annual report shall be filed in duplicate. The company should prepare and retain at least one extra copy for itself in case correspondence with reference to the report becomes necessary.

3.  Period Covered by Report
    The first report filed by any company shall cover the period from the date the Uniform System of Accounts was required to be made effective as to that company under Rules 82 and 93 to the end of that calendar year. Subsequent reports should cover a calendar year.

4.  Report Format
    Reports  shall  be submitted on the forms prepared by  the  Commission.
    If the space provided on any sheet of such form is inadequate, additional sheets may be inserted of the same size as a sheet of the form or folded to each size.

5.  Money Amounts Displayed
    All money amounts required to be shown in financial statements may be expressed in whole dollars, in thousands of dollars or in hundred thousands of dollars, as appropriate and subject to provisions of Regulation S-X (Sec. 210.3-01 (b)).

6.  Deficits Displayed
    Deficits and other like entries shall be indicated by the use of either brackets or a parenthesis with corresponding reference in footnotes (Regulation S-X, Sec. 210.3-01(c)).

7.  Major Amendments or Corrections
    Any company desiring to amend or correct a major omission or error in a report after it has been filed with the Commission shall submit an amended report including only those pages, schedules, and entries that are to be amended or corrected. A cover letter shall be submitted requesting the Commission to incorporate the amended report changes and shall be signed by a duly authorized officer of the company.

8.  Definitions
    Definitions contained in Instruction 01-8 to the Uniform System of Accounts for Mutual Service Companies and Subsidiary Service Companies, Public Utility Holding Company Act of 1935, as amended February 2, 1979 shall be applicable to words or terms used specifically within this Form U-13-60.

9.  Organization Chart
    The service company shall submit with each annual report a copy of its current organization chart.

10. Methods of Allocation
    The service company shall submit with each annual report a listing of the currently effective methods of allocation being used by the service company and on file with the Securities and Exchange Commission pursuant to the Public Utility Holding Company Act of 1935.

11. Annual Statement of Compensation for Use of Capital Billed
    The service company shall submit with each annual report a copy of the annual statement supplied to each associate company in support of the amount of compensation for use of capital billed during the calendar year.

              LISTING OF SCHEDULES AND ANALYSIS OF ACCOUNTS


                                                              Schedule or        Page
          Description of Schedules and Accounts              Account Number     Number

Comparative Balance Sheet                                   Schedule I           5-6
Service Company Property                                    Schedule II            7
Accumulated Provision for Depreciation and Amortization of
  Service Company Property                                  Schedule III           8
Investments                                                 Schedule IV            9
Accounts Receivable from Associate Companies                Schedule V             9
Fuel Stock Expenses Undistributed                           Schedule VI           10
Stores Expense Undistributed                                Schedule VII          10
Miscellaneous Current and Accrued Assets                    Schedule VIII         11
Miscellaneous Deferred Debits                               Schedule IX           11
Research, Development, or Demonstration Expenditures        Schedule X            11
Proprietary Capital                                         Schedule XI           12
Long-Term Debt                                              Schedule XII          13
Current and Accrued Liabilities                             Schedule XIII         14
Notes to Financial Statements                               Schedule XIV          14
Statement of Income                                         Schedule XV           15
Analysis of Billing - Associate Companies                   Account 457           16
Analysis of Billing - Nonassociate Companies                Account 458           17
Analysis of Charges for Service - Associate and
  Nonassociate Companies                                    Schedule XVI          18
Schedule of Expense of Department or Service Function       Schedule XVII      19-20
Departmental Analysis of Salaries                           Various Accounts      21
Outside Services Employed                                   Various Accounts      21
Employee Pensions and Benefits                              Various Accounts      22
General Advertising Expenses                                Various Accounts      22
Miscellaneous General Expenses                              Various Accounts      23
Rents                                                       Various Accounts      23
Taxes Other Than Income Taxes                               Various Accounts      24
Donations                                                   Account 426.1         24
Other Deductions                                            Account 426.5         25
Notes to Statement of Income                                Schedule XVIII        26
Financial Data Schedule                                     Schedule XIX          26

       LISTING OF INSTRUCTIONAL FILING REQUIREMENTS
                                                                                 Page
           Description of Reports or Statements                                 Number

Organization Chart                                                                27
Methods of Allocation                                                             27
Annual Statement of Compensation for Use of Capital Billed                        27

                         Appendix
Information in compliance with Item 4 of SEC letter dated                         27
    December 29, 1986



               (Page left blank intentionally)

                   ANNUAL REPORT OF ENTERGY SERVICES, INC.

                    Schedule I - Comparative Balance Sheet

                                (In Thousands)

Give balance sheet of the Company as of December 31 of the current and prior year.

Account                  Assets and Other Debits
                                                                              As of December 31
                                                                           Current           Prior
         Service Company Property
  101    Service company property (Schedule II)                          $  202,752       $  177,775
  107    Construction work in progress (Schedule II)                         32,543           35,784
                                                                         ----------       ----------
             Total Property                                              $  235,295       $  213,559
                                                                         ----------       ----------

  108    Less accumulated provision for depreciation and amortization of
         service company property (Schedule III)                            144,025          131,018
                                                                         ----------       ----------
             Net Service Company Property                                $   91,270       $   82,541
                                                                         ----------       ----------

         Investments
  123    Investments in associate companies (Schedule IV)                         -                -
  124    Other Investments (Schedule IV)                                          -                -
                                                                         ----------       ----------
             Total Investments                                           $        -       $        -
                                                                         ----------       ----------

         Current and Accrued Assets

  131    Cash                                                                 3,332            4,802
  134    Special deposits                                                        90              166
  135    Working funds                                                           25              107
  136    Temporary cash investments (Schedule IV)                            42,479           10,169
  141    Notes receivable                                                         -                -
  143    Accounts receivable                                                 12,604            5,832
  144    Accumulated provision of uncollectible accounts                          -                -
  146    Accounts receivable from associate companies (Schedule V)           99,511          101,987
  152    Fuel stock expenses undistributed (Schedule VI)                          -                -
  154    Materials and supplies                                                   -                -
  163    Stores expense undistributed (Schedule VII)                             (1)              (1)
  165    Prepayments                                                            372               15
  174    Miscellaneous current and accrued assets (Schedule VIII)             2,181            1,285
                                                                         ----------       ----------
             Total Current and Accrued Assets                            $  160,593       $  124,362
                                                                         ----------       ----------

         Deferred Debits

  181    Unamortized debt expense                                                 -                -
  182    Other regulatory assets                                                  -               31
  184    Clearing accounts                                                   (4,709)            (590)
  186    Miscellaneous deferred debits (Schedule IX)                          7,579            8,417
  188    Research, development, or demonstration expenditures
           (Schedule X)                                                           -                -
  190    Accumulated deferred income taxes                                   23,341           13,992
                                                                         ----------       ----------
             Total Deferred Debits                                       $   26,211       $   21,850
                                                                         ----------       ----------

             TOTAL ASSETS AND OTHER DEBITS                               $  278,074       $  228,753
                                                                         ==========       ==========





                  ANNUAL REPORT OF ENTERGY SERVICES, INC.

                   Schedule I - Comparative Balance Sheet

                                (In Thousands)

Account            Account Liabilities and Proprietary Capital
                                                                                  As of December 31
                                                                               Current         Prior
          Proprietary Capital
  201     Common stock issued (Schedule XI)                                  $       20     $       20
  211     Miscellaneous paid-in-capital (Schedule XI)                                 -              -
  215     Appropriated retained earnings (Schedule XI)                                -              -
  216     Unappropriated retained earnings (Schedule XI)                              -              -
                                                                             ----------     ----------
             Total Proprietary Capital                                       $       20     $       20
                                                                             ----------     ----------

          Long-Term Debt

  223     Advances from associate companies (Schedule XII)                            -              -
  224     Other long-term debt (Schedule XII)                                         -              -
  225     Unamortized premium on long-term debt                                       -              -
  226     Unamortized discount on long-term debt-debit                                -              -
                                                                             ----------     ----------
             Total Long-Term Debt                                            $        -     $        -
                                                                             ----------     ----------

          Current and Accrued Liabilities

  231     Notes payable                                                               -              -
  232     Accounts payable                                                       75,508         57,891
  233     Notes payable to associate companies (Schedule XIII)                        -              -
  234     Accounts payable to associate companies (Schedule XIII)               105,647         89,628
  236     Taxes accrued                                                          11,930         12,391
  237     Interest accrued                                                            -              -
  238     Dividends declared                                                          -              -
  241     Tax collections payable                                                   162            448
  242     Miscellaneous current and accrued liabilities (Schedule XIII)           5,900          9,551
                                                                             ----------     ----------
             Total Current and Accrued Liabilities                           $  199,147     $  169,909
                                                                             ----------     ----------

          Deferred Credits

  253     Other deferred credits (See Note 8)                                    65,080         49,019
  255     Accumulated deferred investment tax credits                             2,700          2,700
                                                                             ----------     ----------
              Total Deferred Credits                                         $   67,780     $   51,719
                                                                             ----------     ----------

  282     Accumulated Deferred Income Taxes                                      11,127          7,105


              TOTAL LIABILITIES AND PROPRIETARY CAPITAL                      $  278,074     $  228,753
                                                                             ==========     ==========


                 ANNUAL REPORT OF ENTERGY SERVICES, INC.

                  For the Year Ended December 31, 1999

                 Schedule II - Service Company Property

                              (In Thousands)

                                                  Balance at            Retirements            Balance
                                                  Beginning                 or      Other (1)  at Close
                       Description                 of Year    Additions    Sales     Changes   of Year

Service Company Property
Account
  301    Organization                               $       -   $     -    $      -  $       -  $     -
  303    Miscellaneous Intangible Plant                10,322    13,084           -          -   23,406
  304    Land and Land Rights                           1,708         -           -          -    1,708
  305    Structures and Improvements                    8,925        73           -          -    8,998
  306    Leasehold Improvements                        10,798     2,222           -          -   13,020
  307    Equipment (2)                                108,906     7,568           -          -  116,474
  308    Office Furniture and
          Equipment                                    27,563     1,999           -          -   29,562
  309    Automobiles, Other Vehicles
          and Related Garage Equipment                    154        31           -          -      185
  310    Aircraft and Airport Equipment                 9,399         -           -          -    9,399
  311    Other Service Company
          Property (3)                                      -         -           -          -        -
                                                   ----------------------------------------------------
                                       SUB-TOTAL      177,775    24,977                         202,752
                                                   ----------------------------------------------------
  107    Construction Work in Progress (4)             35,784    21,736      24,977              32,543
                                                   ----------------------------------------------------
                                           TOTAL   $  213,559  $ 46,713   $  24,977  $       - $235,295
                                                   ====================================================

(1) Provide an explanation of those changes considered material:

(2) Subaccounts are required for each class of equipment owned. The service company shall provide a listing by subaccount of equipment additions during the year and the balance at the close of the year:


                                                                           Balance at
             Subaccount                                       Additions  Close of Year
             Description
Microwave Equipment
      General Office                                           $   225     $   7,265
      Computer Center                                              521         5,447
      System Operations Center                                                    78
EDP Equipment
      General Office                                             4,706        56,631
      Computer Center                                            1,398        28,125
      System Operations Center                                     718        18,928
                                                            ----------    ----------
                                                 TOTAL      $    7,568    $  116,474
                                                            ==========    ==========

(3) Describe other service company property:


(4) Describe construction work in progress: Primarily computer equipment, computer software upgrades and leasehold improvements.

                    ANNUAL REPORT OF ENTERGY SERVICES, INC.

                     For the Year Ended December 31, 1999

 Schedule III - Accumulated Provision for Depreciation and Amortization of
                           Service Company Property

                                (In Thousands)

                                           Balance at     Additions                  Other       Balance
                                           Beginning     Charged to               Changes Add    at Close
                  Description               of Year      Account 403  Retirements (Deduct) (1)   of Year

Account
  301    Organization
  303    Miscellaneous Intangible Plant    $      8,828   $     2,515                            $   11,343
  304    Land and Land Rights
  305    Structures and Improvements              1,131           268                                 1,399
  306    Leasehold Improvements                   4,234           657                                 4,891
  307    Equipment                               89,659         6,749                                96,408
  308    Office Furniture and Fixtures           20,893         1,975                                22,868
  309    Automobiles, Other Vehicles
          and Related Garage Equipment              629             9                                   638
  310    Aircraft and Airport Equipment           5,644           834                                 6,478
  311    Other Service Company
          Property
                                          -----------------------------------------------------------------
                                   TOTAL  $     131,018   $    13,007   $      -   $        -    $  144,025
                                          =================================================================

(1) Provide an explanation of those changes considered material:



                    ANNUAL REPORT OF ENTERGY SERVICES, INC.

                     For the Year Ended December 31, 1999

                           Schedule IV - Investments

                                (In Thousands)

Instructions:
Complete the following schedule concerning investments.

Under Account 124 "Other Investments," state each investment separately, with description, including, the name of issuing company, number of shares or principal amount, etc.

Under Account 136, "Temporary Cash Investments," list each investment separately.

                                                    Balance at      Balance at
                               Description         Beginning of    Close of Year
                                                       Year
Account 123 - Investment in Associate Companies      $      -        $      -

Account 124 - Other Investments                             -               -

Account 136 - Temporary Cash Investments                    -               -
 - Federated Investment                                10,169          42,479
                                                     --------        --------
                                          TOTAL      $ 10,169        $ 42,479
                                                     ========        ========

                 ANNUAL REPORT OF ENTERGY SERVICES, INC.

                  For the Year Ended December 31, 1999

       Schedule V - Accounts Receivable from Associate Companies

                             (In Thousands)

Instructions:
  Complete the following schedule listing accounts receivable from each associate company. Where the service company has provided accommodation or convenience payments for associate companies, a separate listing of total payments for each associate company by subaccount should be provided.


                                                              Balance at    Balance at
                         Description                         Beginning of    Close of
                                                                 Year          Year
Account 146 - Accounts Receivable from Associate Companies

See page 9-A                                                  $   101,987     $  99,511

                                                              -----------     ---------
                                                     TOTAL    $   101,987     $  99,511
                                                              ===========     =========

                                                             Total
                                                            Payments
Analysis of Convenience or Accommodation Payments:
See page 9-A                                               $     2,046

                                                           -----------
                                        TOTAL PAYMENTS     $     2,046
                                                           ===========

                ANNUAL REPORT OF ENTERGY SERVICES, INC.

                 For the Year Ended December 31, 1999

        Schedule V - Accounts Receivable from Associate Companies

                             (In Thousands)

                                                               Balance at    Balance at
                                     Description              Beginning of    Close of
                                                                  Year          Year
Account 146 - Accounts Receivable from Associate Companies

Entergy Arkansas, Inc.                                         $    14,217   $    13,843
Entergy Louisiana, Inc.                                             21,787        28,009
Entergy Mississippi, Inc.                                            8,904         7,866
Entergy New Orleans, Inc.                                            8,523         5,052
Entergy Corporation                                                  3,540         2,226
Entergy Operations, Inc.                                             2,914         4,118
Entergy Power, Inc.                                                  3,513         3,893
System Fuels, Inc.                                                     160           198
System Energy Resources, Inc.                                        1,216         1,568
Entergy Enterprises, Inc.                                            3,945         6,853
Entergy Gulf States, Inc.                                           33,268        25,885
Money Pool (See Note 3)                                                  -             -
                                                               -----------  ------------
                                                      TOTAL    $   101,987  $     99,511
                                                               ===========  ============



                                                               Bulk Power       Other
                                                                Payments      Payments
Analysis of Convenience or Accommodation Payments:

Entergy Arkansas, Inc.                                        $    (98,268)   $        -
Entergy Louisiana, Inc.                                            152,427             -
Entergy Mississippi, Inc.                                           (2,412)            -
Entergy New Orleans, Inc.                                           38,886             -
Entergy Corporation                                                      -             -
Entergy Operations, Inc.                                                 -             -
Entergy Power, Inc.                                                 12,259             -
System Fuels, Inc.                                                       -             -
Entergy Enterprises, Inc.                                                -         2,046
Entergy Gulf States, Inc.                                          190,304             -
Nonassociated Companies                                           (293,196)            -
                                                                ----------   -----------
                                                                $        -   $     2,046
                                                                ==========   ===========


                 ANNUAL REPORT OF ENTERGY SERVICES, INC.

                  For the Year Ended December 31, 1999

            Schedule VI - Fuel Stock Expenses Undistributed

                             (In Thousands)

Instructions:
  Report the amount of labor and expenses incurred with respect to fuel stock expenses during the year and indicate amount attributable to each associate company. Under the section headed "Summary" listed below give an overall report of the fuel functions performed by the service company.

                  Description                     Labor   Expenses   Total

Account 152 - Fuel Stock Expenses Undistributed    None     None      None

                                                     ----    ------   ------
                                           TOTAL     $  -    $    -   $    -
                                                     ====    ======   ======
Summary:





                 ANNUAL REPORT OF ENTERGY SERVICES, INC.

                   For the Year Ended December 31, 1999

               Schedule VII - Stores Expense Undistributed

                              (In Thousands)

Instructions:
  Report the amount of labor and expenses incurred with respect to stores expense during the year and indicate amount attributable to each associate company.

                Description                   Labor     Expenses    Total

Account 163 - Stores Expense Undistributed   $     (1)  $       -   $    (1)

                                             --------   ---------   -------
                                      TOTAL  $     (1)  $       -   $    (1)
                                             ========   =========   =======

                   ANNUAL REPORT OF ENTERGY SERVICES, INC.

                    For the Year Ended December 31, 1999

         Schedule VIII - Miscellaneous Current and Accrued Assets

                                (In Thousands)

Instructions:
  Provide detail of items in this account. Items less than $10,000 may be grouped, showing the number of items in each group.

                                                         Balance at  Balance at
                     Description                          Beginning   Close of
                                                          of Year       Year

Account 174 - Miscellaneous Current and Accrued Assets
     Unbilled Expenses and other receivables             $    1,285   $   2,181
                                                         ----------   ---------
                                                 TOTAL   $    1,285   $   2,181
                                                         ==========   =========

                    ANNUAL REPORT OF ENTERGY SERVICES, INC.

                     For the Year Ended December 31, 1999

                Schedule IX - Miscellaneous Deferred Debits

                                (In Thousands)

Instructions:
  Provide detail of items in this account. Items less than $10,000 may be grouped by class showing the number of items in each class.

                                                           Balance at  Balance at
                      Description                          Beginning    Close of
                                                            of Year       Year
Account 186 - Miscellaneous Deferred Debits
     Long Term Incentive Plan                               $   7,751  $    6,994
     Miscellaneous Accounts Receivable Refund Clearing           (294)       (121)
     Deferred costs for companies not yet billed                  395          16
     Non-Expense Accrued Labor                                    479         585
     Aircraft Chargeback Clearing                                   -         105
     Other                                                         86           -
                                                           ----------  ----------
                                                  TOTAL    $    8,417  $    7,579
                                                           ==========  ==========

                 ANNUAL REPORT OF ENTERGY SERVICES, INC.

                  For the Year Ended December 31, 1999

     Schedule X - Research, Development or Demonstration Expenditures

                             (In Thousands)

Instructions.
  Provide a description of each material research, development, or demonstration project which incurred costs by the service corporation during the year.

                  Description                                    Amount

Account 188 - Research, Development, or                           None
Demonstration Expenditures                                       -----
                                                       TOTAL     $   -
                                                                 =====


                ANNUAL REPORT OF ENTERGY SERVICES, INC.

                 For the Year Ended December 31, 1999

                   Schedule XI - Proprietary Capital

                                   Number of Shares    Par or Stated    Outstanding Close of Period
Account Number     Class of Stock     Authorized      Value Per Share  No. of Shares    Total Amount
201             Common Stock Issued      50,000            $10.00          2,000          $20,000


Instructions:
  Classify amounts in each account with brief explanation, disclosing the general nature of transactions which give rise to the reported amounts.

                 Description                      Amount

Account 211 - Miscellaneous Paid-in Capital         None

Account 215 - Appropriated Retained Earnings        None
                                                    ----
                                    TOTAL             $-
                                                    ====


Instructions:
  Give particulars concerning net income or (loss) during the year, distinguishing between compensation for the use of capital owed or net loss remaining from servicing nonassociates per the General Instructions of the Uniform System of Accounts. For dividends paid during the year in cash or otherwise, provide rate percentage, amount of dividend, date declared and date paid.

                                              Balance at   Net Income  Dividends   Balance at
                                Description  Beginning of  -or (loss)     Paid      Close of
                                                 Year                                 Year
Account 216 - Unappropriated                     None         None        None        None
Retained Earnings

                                                 -----------------------------------------
                                  TOTAL           $0          $0           $0         $0
                                                 =========================================






                ANNUAL REPORT OF ENTERGY SERVICES, INC.

                 For the Year Ended December 31, 1999

                     Schedule XII - Long-Term Debt

                             (In Thousands)

Instructions:
  Advances from associate companies should be reported separately for advances on notes, and advances on open account. Names of associate companies from which advances were received shall be shown under the class and series of obligation column. For Account 224 - Other long-term debt provide the name of creditor company or organization, terms of the obligation, date of maturity, interest rate, and the amount authorized and outstanding.

                                   Terms of Obligation                                 Balance at                        Balance at
                                     Class & Series     Date of  Interest   Amount     Beginning                           Close
          Name of Creditor           of Obligation      Maturity   Rate   Authorized    of Year   Additions  Deductions   of Year
Account 223 - Advances from
                         Associate
                         Companies:                                          None        None                              None

Account 224 - Other Long-Term
                          Debt:                                              None        None                              None



                                                                                         --------------------------------------
                                                                           TOTAL          $-        $-          $-          $-
                                                                                         ======================================


                ANNUAL REPORT OF ENTERGY SERVICES, INC.

                 For the Year Ended December 31, 1999

          Schedule XIII - Current and Accrued Liabilities

                            (In Thousands)

Instructions:
  Provide balance of notes and accounts payable to each associate company. Give description and amount of miscellaneous current and accrued liabilities. Items less than $10,000 may be grouped, showing the number of items in each group.


                                                         Balance at  Balance at
                              Description                 Beginning   Close of
                                                          of Year       Year
Account 233 - Notes Payable to Associate Companies         $      -   $        -
                                                           --------   ----------
                                                 TOTAL     $      -   $        -
                                                           ========   ==========
Account 234 - Accounts Payable to Associate Companies
     Entergy Arkansas, Inc.                         $   14,975  $   14,814
     Entergy Louisiana, Inc.                             3,512         540
     Entergy Mississippi, Inc.                           4,706         945
     Entergy New Orleans, Inc.                           1,409         156
     Entergy Gulf  States, Inc.                          2,461       1,228
     Entergy Corporation                                     -          57
     Entergy Operations, Inc.                                1          20
     Entergy Power, Inc                                      -           -
     System Fuels, Inc.                                      -           -
     System Energy Resources, Inc.                          33           -
     Money Pool Interest (See Note 3)                   62,531      87,887
                                                     ---------  ----------
                                           TOTAL     $  89,628  $  105,647
                                                     =========  ==========
Account 242 - Miscellaneous Current and Accrued Liabilities
     Accrued rent expense                            $   7,603   $   4,584
     Accrued savings plan expense and withholdings         153         142
     Accrued severence pay                               1,404         646
     Accrued claims liability                              142          44
     Row Transmission Liability                            249         484
                                                     ---------   ---------
                                           TOTAL     $   9,551   $   5,900
                                                     =========   =========


                    ANNUAL REPORT OF ENTERGY SERVICES, INC.

                     For the Year Ended December 31, 1999

                 Schedule XIV - Notes to Financial Statements

Instructions:
  The space below is provided for important notes regarding the financial statements or any account thereof. Furnish particulars as to any significant contingent assets or liabilities existing at the end of the year. Notes relating to financial statements shown elsewhere in this report may be indicated here by reference.


See pages 14-A thru 14-F

            Schedule XIV - Notes to Financial Statements

                For the Year Ended December 31, 1999


NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and System of Accounts

      Entergy Services, Inc. (Entergy Services), a wholly owned subsidiary of Entergy Corporation, was authorized to conduct business as a service company for Entergy Corporation and its various subsidiaries (Entergy) by order of the Securities and Exchange Commission (SEC) dated March 1963 and made permanent March 1965. Entergy Services is organized along functional lines to accomplish its purpose of providing management, administrative, and technical services to Entergy. Such services are priced so that Entergy Services operates on a break-even basis.

      Entergy Services maintains its accounts in accordance with the Public Utility Holding Company Act of 1935, as administered by the SEC, and has adopted a system of accounts consistent with the system of accounts prescribed by the Federal Energy Regulatory Commission. Certain reclassifications have been made to conform to current period presentation.

Use of Estimates in the Preparation of Financial Statements

      The preparation of Entergy Services' financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Adjustments to the reported amounts of assets and liabilities may be necessary in the future to the extent that future estimates or actual results are different from the estimates used.

Depreciation and Amortization

     Depreciation is computed on a straight-line basis at rates based on the estimated service lives of the various classes of property, which range from 5 to 15 years. Amortization of leasehold improvements is computed on a straight-line basis over the lease term. Amortization of computer software is computed on a straight-line basis over a 3 year term.

Income Taxes

     Entergy Services accounts for income taxes pursuant to Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" (SFAS 109). This standard requires that deferred income taxes be recorded for all temporary differences between the financial statement and tax basis of assets, liabilities, and loss carryforwards. Additionally, such deferred income taxes are computed based on enacted tax laws at tax rates that are expected to be in effect when the temporary differences reverse.

      Entergy Services joins its parent and the other Entergy Corporation subsidiaries in filing a consolidated Federal income tax return. Income taxes (benefits) are allocated to Entergy Services in proportion to its consolidated taxable income. SEC regulations require that neither Entergy Services nor its affiliates pay more income taxes than it would have paid had a separate income tax return been filed. In addition, Entergy Services files a consolidated Arkansas and combined Mississippi income tax return with certain other Entergy Corporation subsidiaries and separate company income tax returns for Louisiana, Washington D.C., and Texas.

     Investment tax credits are deferred and amortized based upon the average useful life of the related property, beginning with the year utilized on the consolidated tax return.

Cash and Cash Equivalents

      Entergy Services considers all unrestricted highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Fair Value Disclosures

      Entergy Services considers the carrying amounts of financial instruments classified as current assets and liabilities to be a reasonable estimate of their fair value because of the short maturity of these instruments.


NOTE 2.   INCOME TAXES

     Deferred income tax assets (liabilities) are comprised of the following at December 31, 1999 and 1998 (in thousands):

                                        1999           1998
  Deferred Tax Assets:
   Deferred compensation                 $(281)       $3,475
   Operating reserves                   14,236        13,390
   Other                                 9,386        (2,873)
                                     ---------        ------
     Total                              23,341        13,992
                                     ---------        ------

  Deferred Tax Liabilities:
   Property                            (11,127)       (7,105)
                                     ---------        ------
  Net Deferred Tax Assets            $  12,214        $6,887
                                     =========        ======
      The benefit associated with these deferred tax assets has been or will be utilized in the Entergy Corporation consolidated return. The ultimate realization of these deferred tax assets for Entergy Services is dependent upon the allocation of the tax benefit from the Entergy Corporation consolidated return.

     Entergy Services' effective income tax rate was 100% in 1999 and 1998 compared to the current Federal statutory income tax rate of 35%. The primary reason for the difference between the effective and statutory income tax rates is that Entergy Services collects revenue adequate to fund its income tax expense. The provision for inter-company expense (benefit) in lieu of federal income taxes for the years ended December 31, 1999 and 1998 consisted of the following (in thousands):

                                        1999           1998
     Current:
     Federal                           $3,748         $3,839
     State                                173            455
                                      -------         ------
       Total                            3,921          4,294
                                      -------         ------

     Deferred:
     Federal                           (3,969)          (744)
     State                             (1,539)          (172)
                                      -------         ------
       Total                           (5,508)          (916)
                                      -------         ------
     Total income tax expense         $(1,587)        $3,378
                                      =======         ======

NOTE 3.   LINES OF CREDIT AND RELATED SHORT-TERM BORROWINGS

      Entergy Services has SEC authorization, through November 30, 2001, to effect short-term borrowings from Entergy Corporation in an aggregate amount outstanding at any one time of up to $150 million through a borrowing arrangement with interest rates based on a prime rate. This borrowing arrangement was not used during 2000 or 1999.

       Entergy Services participates with certain other Entergy companies in a System Money Pool (Money Pool) arrangement whereby those companies with available funds may invest in the Money Pool while certain other companies may borrow on a short-term basis from the Money Pool, thereby reducing the dependence on external short-term borrowings. As authorized by the SEC, the borrowings by Entergy Services from the Money Pool, combined with any external borrowings, may not exceed the amount of the unused portion of the borrowing arrangement discussed above.

      The borrowings and applicable interest rates under the Money Pool arrangement were as follows (dollars in thousands):

                                       1999        1998

 Average borrowing                   $83,922     $63,057
 Maximum borrowing at month end      $82,282     $69,921
 Average effective interest rate:
  During the year                      5.3%        5.7%
  At end of year                       5.4%        5.7%


      At December 31, 1999 and 1998, Entergy Services' temporary borrowing position in the Money Pool was $87.5 million and $62.2 million, respectively.


NOTE 4.   EMPLOYEE BENEFITS

Employee Benefit Plans

      Certain key employees of Entergy Services participate in the Equity Ownership Plan of Entergy Corporation and Subsidiaries (Equity
Plan) in which they receive shares of common stock based upon achievement of specified performance goals, the costs of which are initially deferred and then charged to income over the restricted period. At December 31, 1999, there were shares with a cost of $7.0 million included in Other Deferred Debits for Entergy Corporation common stock purchased related to the Equity Plan. Under the Equity Plan in 1999 and 1998, Entergy Services recorded compensation expense of $3.1 million and $4.9 million, respectively.

     Employees of Entergy Services are also eligible to participate in the Savings Plan of Entergy Corporation and Subsidiaries (Savings
Plan) upon meeting certain eligibility requirements. The Savings Plan provides that the employing Entergy subsidiary may make matching contributions to the Savings Plan in an amount equal to 50% of the participant's contribution to the extent that the total participant contribution is less than or equal to 6% of the participant's earnings as defined in the Savings Plan. In 1999 and 1998, Entergy Services contributed $3.9 million and $4.0 million, respectively, to the Savings Plan.

Retirement and Other Postretirement Benefit Plans

      Eligible employees of Entergy Services are provided pension and certain health care and life insurance benefits upon retirement. Substantially all employees may become eligible for these benefits if they reach retirement age while working for Entergy Services.

      Eligible employees of Entergy Services participate in the Entergy Corporation Retirement Plan for Non-Bargaining Employees. This pension plan is noncontributory and provides pension benefits that are based on employees' credited service and compensation during the final years before retirement. Entergy Services funds pension costs in accordance with contribution guidelines established by the Employee Retirement Income Security Act of 1974, as amended, and the Internal Revenue Code of 1986, as amended. The assets of the plans include common and preferred stocks, fixed income securities, interest in a money market fund, and insurance contracts.

      Total 1999 and 1998 pension and other postretirement costs  for
Entergy   Services,  including  capitalized  amounts,  included   the
following components (in thousands):

                                           Pension     Other Postretirement
                                                              Benefits
                                        1999     1998      1999      1998

Service cost                           $11,843  $10,256   $ 4,586   $ 4,059
Interest cost                           14,286   12,823     4,659     4,281
Expected return on assets              (11,911)  (7,331)        -         -
Amortization of transition asset          (166)    (167)      704       704
Amortization of prior service cost         226      228         -         -
Recognized net (gain)/loss                   -        -     2,051     1,956
                                       ------------------------------------
Net pension cost                       $14,278  $15,809   $12,000   $11,000
                                       ====================================


                                                                       Other Postretirement
                                                     Pension                Benefits
                                                 1999       1998        1999        1998
Change in the Projected Benefit Obligation
(PBO)/Accumulated Postretirement Obligation (APBO)
Balance at beginning of year                  $ 216,269   $169,793     $70,463    $ 47,682
Service cost                                     11,843     10,256       4,586       4,059
Interest Cost                                    14,286     12,823       4,659       4,281
Actuarial (gain)/loss                           (31,025)    26,683      (8,460)     16,729
Benefits paid                                    (3,839)    (3,286)     (2,247)     (2,288)
                                              --------------------------------------------
Balance at end of year                        $ 207,534   $216,269    $ 69,001   $  70,463
                                              ============================================
Change in Plan Assets
Fair value of assets at beginning of year     $ 165,916   $118,841    $      -     $     -
Actual return on plan assets                     12,269     20,859           -           -
Employer contributions                           10,519     29,501       2,247       2,288
Benefits paid                                    (3,839)    (3,285)     (2,247)     (2,288)
                                              --------------------------------------------
Fair value of assets at end of year           $ 184,865   $165,916       $   -      $    -
                                              ============================================

Funded status                                 $ (22,669)  $(50,353)   $(69,001)   $(70,463)
Unrecognized transition (asset)/obligation         (978)    (1,144)      9,137       9,841
Unrecognized prior service cost                   1,976      2,202           -           -
Unrecognized net (gain)/loss                     29,467     60,850      21,031      31,542
                                              --------------------------------------------
Prepaid/(accrued) pension cost                $   7,796    $11,555    $(38,833)   $(29,080)
                                              ============================================


      The significant assumptions used in computing the pension and other postretirement information above were as follows:

                                                1999   1998

 Weighted -average discount rate                7.5%   6.75%
 Weighted-average rate of increase in future    4.6%   4.6%
   compensation levels
 Expected long-term rate of return on plan      9.0%   9.0%
   assets

     The pension transition asset is being amortized over the greater of the remaining service period or 15 years. The other postretirement benefits transition obligation is being amortized over 20 years.

      The assumed health care cost trend rate used in measuring the other postretirement benefits' APBO was 5.5% for 2000, gradually decreasing each successive year until it reaches 5.0% in 2005 and beyond. A one percentage-point increase in the assumed health care cost trend rate for 1999 would have increased the APBO by $6,355,000 and increased the sum of the service cost and interest cost by $1,165,000. A one percentage-point decrease in the assumed health care cost trend rate for 1999 would have decreased the APBO by $5,292,000 and decreased the sum of the service cost and interest cost by $949,000.


NOTE 5.   LEASES

       At  December  31,  1999,  Entergy Services  had  noncancelable
operating   leases  with  minimum  lease  payments  as  follows   (in
thousands):


        2000                                  $21,599
        2001                                   18,650
        2002                                   10,244
        2003                                    9,539
        2004                                    9,425
        Years thereafter                       51,277
                                             --------
                                             $120,734
                                             ========

      Rent expense amounted to approximately $43.8 million and $36.3 million for 1999 and 1998.


NOTE 6.   BULK POWER SYSTEM OPERATIONS

      Entergy Services acts as agent for the coordination of joint bulk power system operations among the Entergy operating companies. All amounts receivable from the power purchasers or payable to the power suppliers as a result of the bulk power transactions are recorded in Entergy Services' accounts receivable or accounts payable balances, and have no effect on Entergy Services' income or expenses.


NOTE 7.   TRANSACTIONS WITH AFFILIATES

      Various Entergy Corporation subsidiaries rent office facilities and provide certain general and administrative services to Entergy Services. These expenses amounted to approximately $13.0 million and $8.4 million in 1999 and 1998, respectively.


NOTE 8.   OTHER DEFERRED CREDITS

      Other deferred credits (Account 253) consist principally of accrued pension and postretirement benefit liabilities in both 1999 and 1998.

                ANNUAL REPORT OF ENTERGY SERVICES, INC.

                 For the Year Ended December 31, 1999

                   Schedule XV Statement of Income

                             (In Thousands)

Account                        Description                          Current Year    Prior Year

         INCOME
  457    Services rendered to associate companies                      $ 586,299     $  566,384
  458    Services rendered to nonassociate companies                         239            362
  421    Miscellaneous income or loss                                          -              -
                                                                       ---------     ----------
                                                    Total Income       $ 586,538     $  566,746
                                                                       ---------     ----------
         EXPENSES - Income Statement

  403    Depreciation Expense                                             12,243         19,338
  404    Amortization of Limited-Term Electric Plant                       2,515          2,542
  4081   Taxes Other than Income-Utility Operations                       17,371         17,042
  4082   Taxes Other Than Income-Other Inc. & Deduc                           40            118
  4091   Income Taxes - Utility Operating Income                           3,921          4,294
  4101   Provision for Deferred Inc Tax-Utility Operating Income          (5,508)          (875)
  4114   Investment Tax Credit Adjustments-Utility Operations                  -            (41)
  416    Cost/Expense-Mdse, Job, Contract Work                               431          1,763
  4171   Expenses - Nonutility Operations                                     81             65
  419    Interest & Dividend Income                                            -              -
  4261   Donations                                                         3,503            152
  4263   Penalties                                                             -            115
  4264   Expenditures-Civic, Political, and Related Activities             3,399          2,837
  4265   Other Deductions                                                  5,630          4,674
  430    Interest on Debt to Associate Companies                           4,511          3,662
  431    Other Interest Expense                                               29             49
500-557  Power Production                                                 36,776         36,346
560-574  Transmission & Distribution                                      17,728         16,844
580-598  Distribution Expense                                             15,588         18,602
850-894  Gas Operations                                                      363            447
901-905  Customer Accounts                                                40,785         35,009
906-910  Customer Service & Informational Expenses                        18,052         12,114
911-917  Sales Expenses                                                   12,862         34,954
  920    Administration & General Salaries                               102,578         99,938
  921    Office Supplies and Expenses                                     23,406         22,698
  923    Outside Services Employed                                        52,846         66,077
  924    Property Insurance Expense                                          303            607
  925    Injuries & Damages Expense                                        3,054          2,258
  926    Employee Pension & Benefits                                      51,773         42,103
  928    Regulatory Commission Expense                                     9,778          8,139
  9301   General Advertising Expenses                                      1,216          1,016
  9302   Miscellaneous General Expense                                     3,818           (123)
  931    Rents                                                            33,900         34,246
  935    Maintenance of General Plant                                     17,150          9,466
                                                                       ---------     ----------
                               Total Expenses - Income Statement       $ 490,142     $  496,476
                                                                       ---------     ----------

         EXPENSES - Balance Sheet

                                                                               -
 107EXP  Capital Charges to Expense                                       83,819         61,231
 184EXP  Other Balance Sheet Charges to Expense                           12,577          9,039
                                                                       ---------     ----------
                                  Total Expenses - Balance Sheet       $  96,396     $   70,270
                                                                       =========     ==========
                                            Net Income or (Loss)       $       -     $        -
                                                                       =========     ==========

                 ANNUAL REPORT OF ENTERGY SERVICES, INC.

                   For the Year Ended December 31, 1999

                           Analysis of Billing

                    Associate Companies - Account 457

                              (In Thousands)

                                      Direct    Indirect  Compensation    Total
                                       Costs      Costs      For Use     Amount
 Name of Associate Company            Charged    Charged   of Capital    Billed

Entergy Arkansas, Inc.               $  97,991   $ 15,885    $       -  $ 113,876

Entergy Gulf States, Inc.              119,408     20,702            -    140,110

Entergy Louisiana, Inc.                104,391     16,610            -    121,001

Entergy Mississippi, Inc.               55,338      9,558            -     64,896

Entergy New Orleans, Inc.               39,155      6,973            -     46,128

Entergy Corporation                     15,779      3,556            -     19,335

System Fuels, Inc.                       1,057        243            -      1,300

Entergy Enterprises, Inc.               21,661      3,094            -     24,755

Entergy Operations, Inc.                41,571      9,153            -     50,724

Entergy Power, Inc.                        788        143            -        931

Deferred                                 3,421       (178)           -      3,243

                                     --------------------------------------------
                             TOTAL   $ 500,560   $ 85,739   $        -  $ 586,299
                                     ============================================



                 ANNUAL REPORT OF ENTERGY SERVICES, INC.

                  For the Year Ended December 31, 1999

                           Analysis of Billing

                  Nonassociate Companies - Account 458

                             (In Thousands)

Instruction:
  Provide a brief description of the services rendered to each nonassociate company:

                                  Direct   Indirect  Compensation           Excess      Total
                                   Cost      Cost      For Use     Total      Or       Amount
Name of Nonassociate Company      Charged   Charged   of Capital   Cost   Deficiency   Billed

Entergy Aviation Services         $   69   $    55     $    -    $  124     $   -    $   124
Chase Manhattan                       63        52          -       115         -        115
                                  ----------------------------------------------------------
                         TOTAL    $  132   $   107     $    -    $  239     $   -    $   239
                                  ==========================================================








                ANNUAL REPORT OF ENTERGY SERVICES, INC.

                  For the Year Ended December 31, 1999

             Schedule XVI - Analysis of Charges for Service -
                  Associate and Nonassociate Companies

                              (In Thousands)

Instruction:
  Total cost of service will equal for associate and nonassociate companies the total amount billed under their separate analysis of billing schedules.

                                              Associate Company Charges    Nonassociated Company Charges  Total Charges for Service
                                               Direct   Indirect             Direct   Indirect           Direct   Indirect
Account     Description of Items                Cost      Cost      Total     Cost      Cost    Total     Cost      Cost      Total

         EXPENSES - Income Statement
  403    Depreciation Expense                 $  1,751  $ 10,492  $ 12,243   $    -   $    -   $    -   $ 1,751  $ 10,492  $ 12,243
  404    Amortization of Limited-Term
           Electric Plant                            -     2,515     2,515        -        -        -         -     2,515     2,515
  4081   Taxes Other than Income-Utility
           Operations                           13,200     4,102    17,302       38       31       69    13,238     4,133    17,371
  4082   Taxes Other Than Income-Other Inc.
           & Deduc                                   1        39        40        -        -        -         1        39        40
  4091   Income Taxes - Utility Operating
           Income                                    -     3,921     3,921        -        -        -         -     3,921     3,921
  4101   Provision for Deferred Inc
           Tax-Utility Operating Income              -    (5,508)   (5,508)       -        -        -         -    (5,508)   (5,508)
  4114   Investment Tax Credit
           Adjustments-Utility Operations            -         -         -        -        -        -         -         -         -
  416    Cost/Expense-Mdse, Job, Contract Work     431         -       431        -        -        -       431         -       431
  4171   Expenses - Nonutility Operations           81         -        81        -        -        -        81         -        81
  419    Interest & Dividend Income                  -         -         -        -        -        -         -         -         -
  4261   Donations                               3,350       153     3,503        -        -        -     3,350       153     3,503
  4263   Penalties                                  (1)        1         -        -        -        -        (1)        1         -
  4264   Expenditures-Civic, Political,
           and Related Activities                3,386        13     3,399        -        -        -     3,386        13     3,399
  4265   Other Deductions                        5,325       305     5,630        -        -        -     5,325       305     5,630
  431    Other Interest Expense                      4        25        29        -        -        -         4        25        29
500-557  Power Production                       35,797       979    36,776        -        -        -    35,797       979    36,776
560-574  Transmission & Distribution            17,530       198    17,728        -        -        -    17,530       198    17,728
580-598  Distribution Expense                   15,172       416    15,588        -        -        -    15,172       416    15,588
850-894  Gas Operations                            360         3       363        -        -        -       360         3       363
901-905  Customer Accounts                      40,392       393    40,785        -        -        -    40,392       393    40,785
906-910  Customer Service & Informational
           Expenses                             17,369       683    18,052        -        -        -    17,369       683    18,052
911-917  Sales Expenses                         12,660       202    12,862        -        -        -    12,660       202    12,862
  920    Administration & General Salaries      71,336    31,173   102,509       38       31       69    71,374    31,204   102,578
  921    Office Supplies and Expenses           15,964     7,457    23,421       (8)      (7)     (15)   15,956     7,450    23,406
  923    Outside Services Employeed             49,971     2,861    52,832        8        6       14    49,979     2,867    52,846
  924    Property Insurance Expense                265        38       303        -        -        -       265        38       303
  925    Injuries & Damages Expense              1,474     1,580     3,054        -        -        -     1,474     1,580     3,054
  926    Employee Pension & Benefits            48,391     3,360    51,751       12       10       22    48,403     3,370    51,773
  928    Regulatory Commission Expense           9,778         -     9,778        -        -        -     9,778         -     9,778
  9301   General Advertising Expenses              926       290     1,216        -        -        -       926       290     1,216
  9302   Miscellaneous General Expense           3,688       130     3,818        -        -        -     3,688       130     3,818
  931    Rents                                  32,388     1,439    33,827       40       33       73    32,428     1,472    33,900
  935    Maintenance of General Plant           16,699       444    17,143        4        3        7    16,703       447    17,150
                                              -------------------------------------------------------------------------------------
            Total Expenses - Income Statement $417,688  $ 67,704  $485,392  $   132  $   107  $   239  $417,820  $ 67,811  $485,631
                                              -------------------------------------------------------------------------------------


         EXPENSES - Balance Sheet

 107EXP  Capital Charges to Expense             70,455    13,364    83,819        -        -        -    70,455    13,364    83,819
 184EXP  Other Balance Sheet Charges to Expense 12,442       135    12,577        -        -        -    12,442       135    12,577
                                              -------------------------------------------------------------------------------------
              Total Expenses - Balance Sheet  $ 82,897  $ 13,499  $ 96,396   $    -  $     -   $    -  $ 82,897  $ 13,499  $ 96,396
                                              -------------------------------------------------------------------------------------



                              TOTAL EXPENSES  $500,585   $81,203  $581,788   $  132   $  107  $   239  $500,717  $ 81,310  $582,027
                                              -------------------------------------------------------------------------------------
         Compensation for use of Equity Capital      -         -         -        -        -        -         -         -         -
430      Interest on Debt to Associate Companies     -     4,511     4,511        -        -        -         -     4 511     4,511
                                              -------------------------------------------------------------------------------------
              TOTAL COST OF SERVICE           $500,585   $85,714  $586,299   $  132   $  107  $   239  $500,717  $ 85,821  $586,538
                                              =====================================================================================



                      ANNUAL REPORT OF ENTERGY SERVICES, INC.

                       For the Year Ended December 31, 1999

        Schedule XVII - Schedule of Expense Distribution by Department or
                                Service Function

                                 (In Thousands)

Instruction:
  Indicate each department or service function.  (See Instruction 01-3
  General Structure of Accounting System:  Uniform System of Accounts).

                                                                        DEPARTMENT OR SERVICE FUNCTION                      Chief
Account                                  Total             Human Resources         Public Relations Transition   Domestic  Financial
Number    Description of Items          Amount   Overhead  & Administration  Legal   & Affairs       Projects   Operations  Officer

        EXPENSES - Income Statement
  403   Depreciation Expense          $ 12,243   $ 1,824   $     -        $     -   $      -       $        -   $      -  $      -
  404   Amortization of Limited-
          Term Electric Plant            2,515       (12)        -              -          -                -          -         -
 4081   Taxes Other than Income-
          Utility Operations            17,371   (21,093)    2,565          1,159      1,693               34        486     2,661
 4082   Taxes Other Than Income-
          Other Inc. & Deduc                40        39         -              1          -                -          -         -
 4091   Income Taxes - Utility
          Operating Income               3,921     3,921         -              -          -                -          -         -
 4101   Provision for Deferred Inc
          Tax-Utility Operating Income  (5,508)   (5,508)        -              -          -                -          -         -
 4114   Investment Tax Credit
          Adjustments-Utility Operations     -         -         -              -          -                -          -         -
  416   Cost/Expense-Mdse, Job,
          Contract Work                    431         -         -             (2)         -                -          -         -
 4171   Expenses - Nonutility Operations    81         -         -              -          -                -          -         -
  419   Interest & Dividend Income           -         -         -              -          -                -          -         -
 4261   Donations                        3,503     2,759        17              -        600                -          -        54
 4263   Penalties                            -         -         -              -          -                -          -         -
 4264   Expenditures-Civic,
          Political, and Related
          Activities                     3,399        70         1              -      2,656                -          -         -
 4265   Other Deductions                 5,630       119       141            402      2,390            1,610         16       217
  430   Interest on Debt to
          Associate Companies            4,511     4,511         -              -          -                -          -         -
  431   Other Interest Expense              29        29         -              -          -                -          -         -
500-557 Power Production                36,776        14        65             11          8                -         78         -
560-574 Transmission & Distribution     17,728         -        59              4          -                -          2         -
580-598 Distribution Expense            15,588        20       332              1          -                -          -         -
850-894 Gas Operations                     363         -        15              -          -                -          -         -
901-905 Customer Accounts               40,785         -        32              -          -                -          -         -
906-910 Customer Service &
          Informational Expenses        18,052        17        59              6        166                -          -       523
911-917 Sales Expenses                  12,862         7        58              -          -                -          -         -
  920   Administration & General
          Salaries                     102,578    14,469    10,774          6,366      6,482               34      2,708    14,582
  921   Office Supplies and Expenses    23,406       934     7,248            674      1,619               31        263     3,221
  922   Administration Expense
         Transferred - Credit                -         -         -              -          -                -          -         -
  923   Outside Services Employeed      52,846     7,861     5,234          3,687      1,254              166        796     8,776
  924   Property Insurance Expense         303         -         -              1          -                -          -       294
  925   Injuries & Damages Expense       3,054     1,012       (18)             -          -                -          -       913
  926   Employee Pension & Benefits     51,773     3,344   (35,676)         2,365      3,441               32      2,102     5,611
  928   Regulatory Commission Expense    9,778         -        43          2,163      2,001            3,596        158       394
 9301   General Advertising Expenses     1,216        27        31              -        603                -         98       221
 9302   Miscellaneous General Expense    3,818     3,979      (651)            12          1                -          -       171
  931   Rents                           33,900         5    24,417            112         98                -          2       113
  935   Maintenance of General Plant    17,150         -     4,853              1          -                -          -         6

        EXPENSES - Balance Sheet             -         -         -              -          -                -          -         -

107EXP  Capital Charges to Expense      83,819         1       547             36         59                -      1,353    13,670
184EXP  Other Balance Sheet
          Charges to Expense            12,577        24        63             40         82                -          -       650
                                      --------------------------------------------------------------------------------------------
                                      $586,538  $ 18,373  $ 20,209      $  17,039  $  23,153   $        5,503  $   8,062  $ 52,077
                                      ============================================================================================


                        ANNUAL REPORT OF ENTERGY SERVICES, INC.

                         For the Year Ended December 31, 1999

         Schedule XVII - Schedule of Expense Distribution by Department or
                                 Service Function

                                  (In Thousands)


                                                                       DEPARTMENT OR SERVICE FUNCTION
                                                           Finance
Account                                      Information  Operations   Supply              Regulated  Retail
 Number     Description of Items             Technology    Cennter     Chain      Nuclear Operations Services

         EXPENSES - Income Statement
  403    Depreciation Expense                  $      -   $  10,419   $     -     $   -   $      -   $     -
  404    Amortization of Limited-Term Electric
           Plant                                      -       2,527         -         -          -         -
  4081   Taxes Other than Income-Utility
           Operations                             7,263       1,190     1,082     1,389     15,109     3,833
  4082   Taxes Other Than Income-Other Inc. & Deduc   -           -         -         -          -         -
  4091   Income Taxes - Utility Operating Income      -           -         -         -          -         -
  4101   Provision for Deferred Inc Tax-
           Utility Operating Income                   -           -         -         -          -         -
  4114   Investment Tax Credit Adjustments-
           Utility Operations                         -           -         -         -          -         -
  416    Cost/Expense-Mdse, Job, Contract Work        -           -         -         -          -       433
  4171   Expenses - Nonutility Operations             -           -         -         -          4        77
  419    Interest & Dividend Income                   -           -         -         -          -         -
  4261   Donations                                    9           -         -         -         49        15
  4263   Penalties                                    -           -         -         -          -         -
  4264   Expenditures-Civic, Political, and
           Related Activities                         1           -         1         -        670         -
  4265   Other Deductions                            58           5         5         8        548       111
  430    Interest on Debt to Associate Companies      -           -         -         -          -         -
  431    Other Interest Expense                       -           -         -         -          -         -
500-557  Power Production                           448           2       967     5,678     29,505         -
560-574  Transmission & Distribution                137           -       146         -     17,380         -
580-598  Distribution Expense                       368           -       609         -     14,226        32
850-894  Gas Operations                               -           -         1         -        340         7
901-905  Customer Accounts                            1           -         -         -     40,331       421
906-910  Customer Service & Informational Expenses    2           -         -         -      3,339    13,940
911-917  Sales Expenses                               6           -         1         -      1,459    11,331
  920    Administration & General Salaries       32,932       5,282     2,915     2,863        177     2,994
  921    Office Supplies and Expenses             6,787         448       653       300        996       232
  922    Administration Expense Transferred-Credit    -           -         -         -          -         -
  923    Outside Services Employeed              22,931         411       519       438        772         1
  924    Property Insurance Expense                   -           5         -         -          2         1
  925    Injuries & Damages Expense                   -           -         -         -      1,145         2
  926    Employee Pension & Benefits             17,019       3,663     2,486     2,552     36,862     7,972
  928    Regulatory Commission Expense               43         223         4        38        872       243
  9301   General Advertising Expenses               109           -        43         -         86        (2)
  9302   Miscellaneous General Expense              141        (197)      230        65         62         5
  931    Rents                                    8,492         121        14       324         95       107
  935    Maintenance of General Plant            12,273           -         -         -          1        16

         EXPENSES - Balance Sheet

 107EXP  Capital Charges to Expense              33,111       1,366       454       384     32,778        60
 184EXP  Other Balance Sheet Charges to Expense     305          71     5,008       258      5,458       618
                                                ------------------------------------------------------------
                                               $142,436  $   25,536  $ 15,138   $14,297  $ 202,266  $ 42,449
                                                ============================================================


                 ANNUAL REPORT OF ENTERGY SERVICES, INC.

                  For the Year Ended December 31, 1999

                    Departmental Analysis of Salaries

                             (In Thousands)

                                   Departmental Salary Expense
   Name of Department              Included in Amounts Billed to   Number of
Indicate each department   Total    Parent    Other       Non      Personnel
  or service function     Amount    Company Associates Associates End of Year

See page 21-A            $191,442  $  5,126 $ 186,253  $      63       2,767
                         ---------------------------------------------------
                  TOTAL  $191,442  $  5,126 $ 186,253  $      63       2,767
                         ===================================================


                 ANNUAL REPORT OF ENTERGY SERVICES, INC.

                   For the Year Ended December 31, 1999

                        Outside Services Employed

                              (In Thousands)

Instructions:
  Provide a breakdown by subaccount of outside services employed. If the aggregate amounts paid to any one payee and included within one subaccount is less than $25,000, only the aggregate number and amount of all such payments included within the subaccount need be shown. Provide a subtotal for each type of service.

                                               Relationship
                                             "A" - Associate
                                               "NA" - Non
   From Whom Purchased         Address          Associate   Amount

See pages 21-B thru 21-N                                    $129,377

                                                            --------
                    TOTAL                                   $129,377
                                                            ========


                  ANNUAL REPORT OF ENTERGY SERVICES, INC.

                   For the Year Ended December 31, 1999

                    Departmental Analysis of Salaries

                              (In Thousands)



                                             Departmental Salary Expense
       Name of Department                   Included in Amounts Billed to   Number of
    Indicate each department         Total    Parent    Other       Non     Personnel
       or service function          Amount   Company  Associates Associates  End of
                                                                              Year
Overhead                           $ 14,288   $1,281  $  12,991    $    16         11
Human Resources & Administration      9,057      375      8,665         17        161
Legal                                 5,691      350      5,341          -         79
Public Relations & Affairs            7,555      420      7,135          -        109
Transition Projects                     390       24        366          -          4
Domestic Operations                   2,561       73      2,488          -         25
Chief Financial Officer              13,288    1,716     11,542         30        179
Information Technology               33,944      277     33,667          -        521
Finance Operations Center             5,076      192      4,884          -        116
Supply Chain                          5,946       34      5,912          -         85
Nuclear                               6,560       26      6,534          -         81
Regulated Operations                 73,086      263     72,823          -      1,275
Retail Services                      14,000       95     13,905          -        121
                                   --------------------------------------------------
                            TOTAL  $191,442   $5,126   $186,253   $     63      2,767
                                   ==================================================




                     ANNUAL REPORT OF ENTERGY SERVICES, INC.

                      For the Year Ended December 31, 1999

                           Outside Services Employed

                                  (In Thousands)

                                                     Relationship
                                                    "A" - Associate
                                                      "NA" - Non
       From Whom Purchased *                           Associate      Amount

OUTSIDE SERVICES - LEGAL

Adams & Reese                                             NA         $     33
Baker & Botts Llp                                         NA              183
Baker & McKenzie                                          NA               47
Bruce R. Daily Attorney                                   NA               56
Gardner Carton & Douglas                                  NA               86
Gordon Arata McCollum & Duplantis                         NA              196
King & Spalding                                           NA               25
Kullman Firm                                              NA               44
Locke Liddell & Sapp Llp                                  NA               26
McCalla Thompson Pyburn Hymowitz & Shapiro                NA               85
McDermott Will & Emery                                    NA              479
Milbank Tweed Hadley & Mccoy                              NA              262
Morgan Lewis & Bockius Llp                                NA              775
Phelps Dunbar Llp Atty At Law                             NA              105
Skadden Arps Slate Meagher & Flom                         NA            1,580
Stanley & Flanagan Llc                                    NA              100
Steptoe & Johnson Atty At Law                             NA              126
Stone Pigman Walther Wittman                              NA               43
Taggart Morton Ogden Staub Rougelot Et Al                 NA              220
Taylor Porter Et Al                                       NA               33
Thelen Reid & Priest Llp                                  NA              214
Trotter Law Firm Pa                                       NA              155
Williams & Anderson Attys                                 NA              127
Winston & Strawn                                          NA              332
Wise Carter Child & Caraway                               NA              425
Wright Lindsey & Jennings                                 NA               44
Others (49)                                               NA              236
                                                                       ------
                                                   Total               $6,037
                                                                       ------

                 ANNUAL REPORT OF ENTERGY SERVICES, INC.

                  For the Year Ended December 31, 1999

                        Outside Services Employed

                              (In Thousands)

                                                         Relationship
                                                      "A" - Associate
                                                         "NA" - Non
         From Whom Purchased*                             Associate   Amount

OUTSIDE SERVICE - PROFESSIONAL CONTRACT SERVICES

Accelerated Development Systems Inc                          NA      $    259
Actuarial Sciences Assoc Inc                                 NA           386
Addison Design Co.                                           NA            76
Albert Garaudy & Associates                                  NA            28
Alliance For Competitive Electricity Ace                     NA            91
Alma M Williams                                              NA            78
American Meter Services                                      NA           644
American Metrocommunication                                  NA            27
Andersen Consulting LLP                                      NA        17,329
Andrews Financial Association                                NA            33
AR Analytical, Inc.                                          NA            43
Arizona State University                                     NA            57
Arthur Andersen LLP                                          NA         1,355
Ascend Performance Solutions                                 NA            71
Assn Of Electric Co Of Tx Inc                                NA           273
AT Kearney                                                   NA         1,425
Atest Consultants Inc                                        NA           103
Aura Energy Corp.                                            NA           105
Baker Engineering                                            NA           708
Balanced Scorecard Collaborative, Inc.                       NA           540
Baw & Co.                                                    NA           425
 Bob Collins Corporate Writing & Comm.                       NA            38
Bryan Assoc Inc                                              NA            71
Burns & McDonnell                                            NA            42
C Lyle Barney Consulting Service                             NA            60
Cambridge Reports Research Intl                              NA            31
Carson Group Inc                                             NA            94
Central Arkansas Surveying, Inc.                             NA            40
Chasemellon Shareholder                                      NA            34
Chatham Partners Inc                                         NA           459
Communispond Inc                                             NA            41
Consumers First                                              NA           102
Continental Traffic Service Inc                              NA            85
Conway Consulting                                            NA            52
Coopers & Lybrand LLP                                        NA            84
Cornell University                                           NA            80
Corporate Advisory Board                                     NA            72
Cranford Johnson Robinson Woods                              NA           186

                 ANNUAL REPORT OF ENTERGY SERVICES, INC.

                  For the Year Ended December 31, 1999

                       Outside Services Employed

                              (In Thousands)

                                                          Relationship
                                                         "A" - Associate
                                                           "NA" - Non
         From Whom Purchased*                              Associate    Amount
Creative Communications Inc                                    NA         $  30
CSC Consulting                                                 NA         1,578
Cushman & Wakefield of Texas, Inc.                             NA           244
Dan Gray Consulting, Inc.                                      NA            88
Deloitte & Touche Llp                                          NA            63
Denali Group                                                   NA           214
Det Norske Veritas Industry                                    NA            61
Digital Equipment Corp                                         NA           249
Diversified Computer                                           NA           589
Don F Cass                                                     NA            72
Drake Beam Morin Inc                                           NA            52
Dun & Bradstreet                                               NA            34
E Source Inc                                                   NA            90
Econat Inc                                                     NA           281
Environmental Systems Corporation                              NA            41
EPRI                                                           NA           127
Equifax Credit Info Services The Credit Bureau Inc.            NA           237
Ernst & Young                                                  NA           989
ESCA Corporation                                               NA           411
Exeter Association, Inc.                                       NA            25
Filenet Corporation                                            NA            55
Flake Wilkerson Market Insight Llc                             NA           115
Fossil Energy Research Corporation                             NA            46
Freeport McMoRan Inc Dba FM Services Co                        NA           112
Fried, Frank, Harris, Shriver Et al                            NA            72
FTN Association                                                NA            33
Futures                                                        NA            28
Ga Tech Research Corp Grtc                                     NA           114
Gartner Group Inc                                              NA           201
General Electric                                               NA           104
General Physics Corporation                                    NA           428
General Reliability                                            NA            35
Gerald Tucker CPA                                              NA            64
Green Goblin Unlimited                                         NA            36
Haglar Bailly Consulting                                       NA            36
Hall Green & Associates                                        NA            96
Hamilton Consultants                                           NA            80
Hansen Holm Alonso & Co.                                       NA            35
Haynie & Associates                                            NA            40
Hewitt Assoc Llc                                               NA            28
Hooper Hooper Owen & Gould                                     NA           186

                   ANNUAL REPORT OF ENTERGY SERVICES, INC.

                    For the Year Ended December 31, 1999

                         Outside Services Employed

                              (In Thousands)

                                                      Relationship
                                                     "A" - Associate
                                                       "NA" - Non
       From Whom Purchased*                             Associate   Amount

Huey T Littleton Claims                                    N        $   238
Hullin Metz & Co, LLC                                      NA            53
IBM Corp                                                   NA         7,290
Infinity Data Systems Inc                                  NA            26
Information Intellect Inc                                  NA           164
Internet Security Systems, Inc.                            NA            36
Intersearch Corp                                           NA         1,798
Itron Inc                                                  NA           229
JA Wright & Associates Inc                                 NA           311
Janus Management Association                               NA            37
Jerry Fuller                                               NA            86
JM Cannell, Inc.                                           NA            64
JRA Assoc                                                  NA           130
Kelly Services                                             NA            58
Kennedy Reporting Service, Inc.                            NA            34
King & Spalding                                            NA            54
KPMG Peat Marwick Llp                                      NA           101
Kronish Lieb Weiner & Hellman                              NA           165
L&R Adjustment Co Inc                                      NA            70
Leading Leaning Communities                                NA            71
Lek Alcar Consulting Group LLP                             NA         5,724
Lexis Nexis                                                NA            73
LSN Group, Inc.                                            NA           150
Ma Institute Of Technology                                 NA           294
Marion E Council Pe                                        NA            61
Mastech                                                    NA           245
McKinsey & Co Inc                                          NA         1,071
MCS Group                                                  NA           603
Meta Group                                                 NA            25
Metamor Information Technology                             NA            47
Metco Environmental Inc                                    NA           204
Micon , Inc.                                               NA           176
Microsoft Corporation                                      NA            77
Milbank, Tweed, Hadley & McCoy                             NA            63
Mind Cellar Consulting                                     NA            51
Monitor Labs, Inc.                                         NA           249
Ms Claims Service Inc                                      NA            40
Murov & Ward PLC                                           NA            63
Nola Computer Services Inc                                 NA           302
Norstan Communications Inc                                 NA            89
Northbridge Group                                          NA         1,870
NTS Technical Services, Inc.                               NA           164
Oakwood Corporate Group                                    NA           299

                 ANNUAL REPORT OF ENTERGY SERVICES, INC.

                  For the Year Ended December 31, 1999

                      Outside Services Employed

                              (In Thousands)

                                                      Relationship
                                                     "A" - Associate
                                                       "NA" - Non
       From Whom Purchased*                             Associate    Amount

Pace Systems Pace Sound Lighting Inc                       NA        $   80
Parker & Assoc                                             NA           129
Parviz Rastgoufard Phd Pe                                  NA            88
Peoplesoft USA, Inc.                                       NA           533
Periphonics Corporation                                    NA            68
Petrocon Engineering Inc                                   NA           347
PGI New Orleans                                            NA            38
Phillip D. Bryant                                          NA            25
PMCC, Inc.                                                 NA            44
PPM Inc                                                    NA           131
Press Association Inc                                      NA            37
PriceWaterhouseCoopers LLP                                 NA         2,684
Professional Health Services                               NA           195
Profit Finding Services, Inc.                              NA            90
PYSCOR International                                       NA            30
Public Energy Services LLC                                 NA            40
Public Strategies Inc                                      NA           761
Putnam Hayes & Bartlett Inc                                NA           415
Qualitative Marketing Software                             NA            39
Quick Courier Services                                     NA            28
R Duffy Wall & Assoc                                       NA           205
Raytheon Engineers & Constructors Inc                      NA           710
Regional Economic Research                                 NA            40
Regional Financial Associates                              NA            46
Repeal Puhca Now Coalition                                 NA           220
RGA Labs, Inc.                                             NA           113
RHR Intl Co                                                NA           113
Richmark Research                                          NA           250
RKS Research & Consulting                                  NA           152
Robin & Associates                                         NA            30
Roger Morin                                                NA            75
RR Donnelley & Sons                                        NA            40
Saterley Consulting                                        NA            43
Science Applications International                         NA        11,092
Securities & Exchange                                      NA            97
Sherri McConnell                                           NA            60
Sir Speedy                                                 NA            49
Sizeler Architects                                         NA            32

                 ANNUAL REPORT OF ENTERGY SERVICES, INC.

                   For the Year Ended December 31, 1999

                        Outside Services Employed

                               (In Thousands)

                                                       Relationship
                                                      "A" - Associate
                                                        "NA" - Non
      From Whom Purchased*                               Associate     Amount

Software Systems Development Corp                           NA          $    98
Solid Systems, Inc.                                         NA               55
Sonnenschein Nath & Rosenhal                                NA               72
Southern Media & Opinion Research Inc                       NA               62
Spectra Inc                                                 NA              148
SPL Laboratories                                            NA               64
ST Carter, Inc.                                             NA               33
Staffmark                                                   NA               65
Startmart, Inc.                                             NA               50
Stone & Webster Management                                  NA              102
Strategic Decisions Group                                   NA            1,649
Team Housing Solutions                                      NA               91
Teknekron Infoswitch Corporation                            NA              806
Teleformation, Inc.                                         NA              438
Theodore Barry & Associates                                 NA               27
Thoma & Thoma Creative Service                              NA               96
Tivoli Systems Inc                                          NA               60
TLG Services                                                NA              104
Touch Technologies                                          NA               43
Towers Perrin                                               NA               74
Texas Department of Housing & Community                     NA               85
Utilities International                                     NA               37
Utility Translation Systems Inc                             NA               35
VA Security Company                                         NA               33
Vanguard Communications Corp                                NA               31
VCI Intl                                                    NA               61
Vinson Guard Service                                        NA              154
W9 Trinet Poydras Llc                                       NA               56
Walter Bond                                                 NA              102
Williamson Printing Corp                                    NA               93
Wink Engineering                                            NA              190
Xerox Business Corp                                         NA              165
Others (681)                                                NA            2,467
                                                                        -------
                                                 Total                  $82,816
                                                                        -------

                  ANNUAL REPORT OF ENTERGY SERVICES, INC.

                   For the Year Ended December 31, 1999

                        Outside Services Employed

                             (In Thousands)

                                                                Relationship
                                                              "A" - Associate
                                                                "NA" - Non
         From Whom Purchased*                                    Associate    Amount
OUTSIDE SERVICE - CONTRACT/DESIGN ENGINEERING

Chatham Partners, Inc.                                              NA        $   130
CS & Associates                                                     NA             62
Express Personnel Services                                          NA             25
Fact Based Management Inc                                           NA            510
FP Louisiana LLC                                                    NA             30
General Electric Co.                                                NA             77
Gensler & Associates                                                NA             60
IT Corporation                                                      NA             62
Linesoft                                                            NA             61
Marrero Couvillon & Assoc Inc                                       NA            158
Mathes Group                                                        NA             47
Sizeler Architects                                                  NA             27
Others (16)                                                         NA             77
                                                                              -------
                                                        Total                 $ 1,326
                                                                              -------
OUTSIDE SERVICE - TEMPORARY EMPLOYEE SERVICES

Aerotek Inc                                                         NA        $ 2,265
AM PM Temporary Services Inc                                        NA             47
American Personnel & Temps Inc                                      NA            326
Ameritech Data Networking Solutions                                 NA             81
Amicus Legal Staffing Inc                                           NA             89
Anixter, Inc.                                                       NA            123
Apogee Software Systems                                             NA            523
Ascent Consulting Group Inc                                         NA            340
Aura Energy Corp                                                    NA            841
Austin Software Foundry                                             NA             55
Ca Consultants Int Ltd                                              NA            482
Comdisco Disaster Recovery Service Inc                              NA             54
Computer Professionals Inc                                          NA            185
Crestone Intl Llc                                                   NA            285
Cross Country Staffing                                              NA            125
CSC Consulting                                                      NA            964
Darwin Partners                                                     NA             48
Data Port, Inc.                                                     NA            100
Diamond Data Systems Inc                                            NA          1,040
Diversified Computer Consultants Llc                                NA          2,281
Elite Personnel Service Inc                                         NA             39
Enterprise Resource Mgmt Inc                                        NA             86
Express Personnel Services Inc                                      NA            321



                 ANNUAL REPORT OF ENTERGY SERVICES, INC.

                  For the Year Ended December 31, 1999

                        Outside Services Employed

                               (In Thousands)

                                                         Relationship
                                                        "A" - Associate
                                                          "NA" - Non
         From Whom Purchased*                              Associate   Amount

Frontier Systems Inc                                          NA       $   171
General Electric Capital                                      NA           108
Green Goblin Unlimited                                        NA            28
Highland Group Inc The                                        NA         1,285
Hillhouse Power Solutions                                     NA            55
IBM Corporation                                               NA           539
Inacom Information Systems                                    NA            56
Infinity Data Systems                                         NA           256
Informatica Corporation                                       NA            60
Information Technology Staffin                                NA           116
Intellimark Inc                                               NA           193
Intercede , Inc.                                              NA           174
Intrasolv Consulting                                          NA            43
Kelly Temporary Services, Inc.                                NA         1,680
Lodestar Corp                                                 NA            38
Lucille F Griffin                                             NA            27
Manpower, Inc.                                                NA           428
Maxim Group                                                   NA            56
Metamor Information Technology Services                       NA           301
Micon, Inc.                                                   NA           189
Mitem Corp                                                    NA            50
Motorola, Inc,                                                NA            41
NOLA Computer Services                                        NA           501
Norrell Services Inc                                          NA            39
Nortel Networks USA                                           NA            87
NTS Technical Services Inc Div of S&W Tech Services           NA           603
Oracle Corporation                                            NA            28
Paranet Inc                                                   NA            70
PeopleSoft                                                    NA            86
PMCC Inc                                                      NA           244
Priority Communications                                       NA           110
Professional Temporaries USA                                  NA            38
Recon Technologies Inc                                        NA           160
Science Applications International                            NA           583
Software & Scanning Services                                  NA           140
Sprint Paranet Inc                                            NA           987
Staffmark                                                     NA           584
Sun Microsystems                                              NA            90
Teksystems                                                    NA            34

                 ANNUAL REPORT OF ENTERGY SERVICES, INC.

                  For the Year Ended December 31, 1999

                       Outside Services Employed

                            (In Thousands)

                                                        Relationship
                                                       "A" - Associate
                                                         "NA" - Non
          From Whom Purchased*                            Associate    Amount

Teraquest Metrics Inc                                        NA        $   42
Terra Prise Solutions                                        NA            85
Truepro Consulting Services                                  NA            75
Tulane University                                            NA            42
Ultimate Marketing Inc                                       NA           304
Utility Systems Services                                     NA            91
VLFR Consulting Service Inc                                  NA           110
Wink Engineering                                             NA           349
Wooley Contract Services Inc Wcs Inc                         NA            35
Working Capital Co.                                          NA            34
Xerox Business Corporation                                   NA            41
Other (112)                                                  NA           460
                                                                      -------
                                                  Total               $22,646
                                                                      -------

OUTSIDE SERVICE - OTHER

Actuarial Sciences Association                               NA       $    48
Alabama MidSouth Services                                    NA            59
Alistair Preston PHD                                         NA            82
AME Services                                                 NA            74
American Building Maintenance                                NA           329
American Citadel Guard Inc                                   NA           129
American Citadel Industrial                                  NA            56
American Express                                             NA            76
American Payment Systems Inc                                 NA           105
Asplundh Tree Expert                                         NA           230
Association Office Sytems of LA                              NA            93
AZ Tech Commercial Cleaning                                  NA            74
Barts Office Furniture Repairs Inc                           NA           195

                ANNUAL REPORT OF ENTERGY SERVICES, INC.

                 For the Year Ended December 31, 1999

                       Outside Services Employed

                            (In Thousands)

                                                              Relationship
                                                            "A" - Associate
                                                              "NA" - Non
         From Whom Purchased*                                  Associate    Amount
Bayou Cadd Inc                                                    NA        $    31
Bell South Billing Services                                       NA             63
Bourgeois & Associates                                            NA            199
Browning Ferris Industries, Inc.                                  NA             42
Cain Industrial Services                                          NA             34
CLM Services                                                      NA             82
Comdisco Disaster Recovery                                        NA            290
Control Data Corp                                                 NA             41
Conway Consulting                                                 NA             36
Corp Express Delivery Systems                                     NA            684
CRI Services                                                      NA             33
Crown Electric Inc                                                NA             29
Crown Roofing Services Inc                                        NA             37
CS & Associates                                                   NA            221
Cummins Midsouth                                                  NA            335
Dana Corporation                                                  NA            832
David Domangue Equipment                                          NA             34
Day Detectives                                                    NA             32
Diamond Data Systems                                              NA             44
Digital Equipment Corporation                                     NA             73
Dixie Environmental Services                                      NA             26
Don Lightfoot Construction                                        NA             25
Dubos Refinishers                                                 NA             31
Electrical Engineering Professional Services Inc                  NA             75
Electronic Systems Usa Inc                                        NA             52
ESCA Corporation                                                  NA            223
Express Personnel Services                                        NA             33
Fact Based Management, Inc.                                       NA            469
Fluor Daniel Inc                                                  NA            695
Frost Barber Inc                                                  NA            291
Fuelman                                                           NA            110
Gee Cee Group                                                     NA            103





                ANNUAL REPORT OF ENTERGY SERVICES, INC.

                  For the Year Ended December 31, 1999

                      Outside Services Employed

                           (In Thousands)

                                                             Relationship
                                                            "A" - Associate
                                                             "NA" - Non
        From Whom Purchased*                                  Associate    Amount
General Physics Corporation                                      NA        $    45
Georgine Berthelot                                               NA             49
Gregg Engineering                                                NA             28
H & S Maintenance                                                NA             28
Hale Construction                                                NA             46
Harris Canada                                                    NA             26
Harvey Construction Co Inc                                       NA             42
Herbert Odonnell Inc                                             NA            165
Highlines Construction                                           NA            225
Independent Consultant Services Inc                              NA             34
Instinctive Technology                                           NA             38
Intersearch Corporation                                          NA             75
Irby Construction Co Corp                                        NA          1,472
ISS Cleaning Services Group                                      NA             45
Jackson Communications Inc                                       NA             82
Jim Rubin                                                        NA             79
Kay Electronics                                                  NA             33
KV Electric                                                      NA             31
LA Service & Contracting                                         NA             54
Lantrip Construction Co Inc                                      NA            258
Lawn Specialties                                                 NA             43
Leasetec Corporation                                             NA            112
LGK Association                                                  NA             87
Linesoft                                                         NA            642
Lumberton Tower Service Lts Inc                                  NA             63
M & P Construction                                               NA             27
Main                                                             NA             44
Mannington Commercial                                            NA             46
Marriott Hotel Services Inc                                      NA             97
Marvin Electric Service Inc                                      NA            179
Max Derbes                                                       NA             40




                 ANNUAL REPORT OF ENTERGY SERVICES, INC.

                  For the Year Ended December 31, 1999

                        Outside Services Employed

                              (In Thousands)

                                                        Relationship
                                                       "A" - Associate
                                                         "NA" - Non
        From Whom Purchased*                              Associate    Amount

Monroe Communications                                        NA       $    39
Montgomery Elevator Co                                       NA            66
Montgomery Kone, Inc.                                        NA            40
Motorola Communications & Elec Tronics Inc.                  NA           201
Mr. Kleans Carpet & Janitorial                               NA           116
Nolan Battery Co Inc                                         NA            85
Nolmar Servicemaster                                         NA           405
Northstar Helicopters                                        NA            92
Onesource Facility Services                                  NA            82
Onsite Engineering & Management                              NA            26
Opex Corp                                                    NA            34
Osmose Wood Perserving                                       NA            49
Otcs Inc Telecommunication & Cabling Sv                      NA            26
Pack Engineering                                             NA           158
Panther Helicopters                                          NA            42
Pinkerton Security & Investigation Services Corp             NA            62
Pohlman & Wilbanks                                           NA            50
Professional Construction                                    NA           822
Quality Technical Services Inc                               NA            51
Quick Courier Services Inc                                   NA           105
Reed Service Co Inc                                          NA            57
Rental Systems, Inc.                                         NA            27
RHR International                                            NA           208
Riverbend Moving & Storage                                   NA            87
Roy Shanker Phd                                              NA            47
Servicemaster Of New Orleans                                 NA           294
Shimon Awerbuch Phd                                          NA           170
Sodexho                                                      NA           875
Southern Helicopters                                         NA            26
Southwest Electric Co.                                       NA            93
Star Service, Inc.                                           NA           749
Telephone System & Computer Wiring                           NA            83
Tivoli Systems                                               NA           372
Todays Office                                                NA            35
Todd Electric Inc                                            NA            77
Tomba Communications & Electro Nics Inc                      NA            78

                 ANNUAL REPORT OF ENTERGY SERVICES, INC.

                   For the Year Ended December 31, 1999

                        Outside Services Employed

                              (In Thousands)

                                                         Relationship
                                                        "A" - Associate
                                                          "NA" - Non
     From Whom Purchased*                                  Associate    Amount

Trane Company                                                 NA        $    80
Two Way Communications                                        NA             66
Tx Coatings Application                                       NA            174
Tx Industrial Contractors Inc                                 NA            238
Universal Personnel Service                                   NA             50
Uretek USA                                                    NA             41
US Lawns of New Orleans                                       NA             36
Utility Systems Services                                      NA             28
Vanstar Corp                                                  NA             43
Vegetation Management Specialist Inc.                         NA             28
Vinson Guard Service Inc                                      NA            181
Wackenhut Corp                                                NA             73
Waste Management, Inc.                                        NA            203
Wink Engineering                                              NA             51
Woodson, Inc.                                                 NA            256
Others (670)                                                  NA         (1,915)
                                                                       --------
                                                  Total                 $16,552
                                                                       --------

                                             Grand Total               $129,377
                                                                       ========

* The activity shown here may be duplicated in the "Other Deductions - Account 426.5" Schedule or the "General Advertising Expenses - Account 930.1" Schedule.

                  ANNUAL REPORT OF ENTERGY SERVICES, INC.

                   For the Year Ended December 31, 1999

                      Employee Pensions and Benefits

                              (In Thousands)

Instructions:
  Provide a listing of each pension plan and benefit program provided by the service company. Such listing should be limited to $25,000.

Description                                                          Amount

Medical & Other Benefits Under Flex Benefit Programs                 $  15,280
Savings Plan                                                             3,999
Pension Plans                                                           13,239
Employee Meetings/Functions/Awards                                       2,653
Educational Reimbursement                                                  442
Post Retirement Plan Benefits                                           11,269
Executive Supplemental Pension                                          12,223
Employee Stock Investment Plan                                             616
Other                                                                       11
                                                                      --------
                                                           TOTAL      $ 59,732
                                                                      ========


                 ANNUAL REPORT OF ENTERGY SERVICES, INC.

                  For the Year Ended December 31, 1999

               General Advertising Expenses - Account 930.1

                            (In Thousands)

Instructions:
  Provide a listing of the amount included in Account 930.1, "General Advertising Expenses," classifying the items according to the nature of the advertising and as defined in the account definition. If a particular class includes an amount in excess of $3,000 applicable to a single payee, show separately the name of the payee and the aggregate amount applicable thereto.

             Description                           Name of Payee Amount*                  Amount
Advertising in Newpapers, Periodicals, Teleformation, Inc.                                   $  341
          Billboards, Radio, etc.      Audubon Institute                                        100
                                       New Orleans Brass, Inc.                                   44
                                       JWG Association, Inc.                                     32
                                       Power Gen                                                 30
                                       Beaumont Enterprise                                       25
                                       VCI International                                         12
                                       Audio Recording Corporation of Arkansas                   10
                                       Clout Ministerial Alliance, Inc.                          10
                                       TMP Interactive, Inc.                                      9
                                       New Orleans Saints                                         5
                                       Black Caucus Police Jury of Louisiana                      5
                                       Louisiana Municipal Association Black Caucus               5
                                       Louisiana Polico Recreation Club                           5
                                       National Conference of Black Mayors, Inc.                  5
                                       News Star                                                  3
                                       Creative Graphics                                          8


                  ANNUAL REPORT OF ENTERGY SERVICES, INC.

                   For the Year Ended December 31, 1999

              General Advertising Expenses - Account 930.1

                               (In Thousands)

                  Description                             Name of Payee Amount*               Amount
Fees and expenses of advertising agencies and    Korn Ferry International                           182
     commercial artists                          Thoma & Thoma Creative Service                     124
                                                 Norrell Services, Inc.                              33
                                                 White Advertising Specialty                         18
                                                 OMNI Partners                                        4
                                                 Advanced Marketing Team                              3

Printing of Booklets, Dodgers, Bulletins, etc.   MCS Group                                          101
                                                 International Business Publishers, Inc.             24
                                                 GMC & Company, Inc.                                 16
                                                 United Way Greater New Orleans                       5

Supplies & Expenses in Preparing Advertising     Gary B. Silbert                                      7
          Materials                              Bryan L. Harding                                     5

Employee Expenses                                Payroll                                              7

Others                                           Others (96)                                         38
                                                                                                 ------
                                                 Total                                           $1,216
                                                                                                 ======

* The activity shown here may be duplicated in the "Outside Services Employed" Schedule.

                 ANNUAL REPORT OF ENTERGY SERVICES, INC.

                  For the Year Ended December 31, 1999

                     Miscellaneous General Expenses

                             (In Thousands)

Instructions:
  Provide a listing of the amount included in "Miscellaneous General Expenses," classifying such expenses according to their nature. Payments and expenses permitted by Section 321(b)(2) of the Federal Election Campaign Act, as amended by Public Law 94-283 in 1976
  (2 U.S.C. SS441(b)(2)) shall be separately classified.

                      Description                          Amount

Employee development                                     $    2,201
Employee relocation and outplacement                          4,569
Applicant expenses                                              865
Industry Association Dues / Corporate Memberships             2,635
Other corporate expenses                                        (90)
                                                                  -
                                                          ---------
                                                  TOTAL   $  10,180
                                                          =========

               ANNUAL REPORT OF ENTERGY SERVICES, INC.

                For the Year Ended December 31, 1999

                                 Rents

                            (In Thousands)

Instructions.
  Provide a listing of the amount included "Rents," classifying such expenses by major groupings of property, as defined in the account definition of the Uniform System of Accounts.

                   Type of Property                        Amount

Building & Property                                      $   25,290
Equipment & Facilities                                        2,935
Computer hardware                                             5,790
Computer software                                             9,808
Telephone lines and equipment                                    56

                                                         ----------
                                                  TOTAL  $   43,879
                                                         ==========

                ANNUAL REPORT OF ENTERGY SERVICES, INC.

                  For the Year Ended December 31, 1999

                    Taxes Other Than Income Taxes

                            (In Thousands)

Instructions:
  Provide an analysis of "Taxes Other Than Income Taxes." Separate the analysis into two groups: (1) other than U.S. Government taxes, and
  (2) U.S. Government taxes.   Specify each of the various kinds of
  taxes and show the amounts thereof. Provide a subtotal for each class of tax.

       Kind of Tax                                         Amount

   Taxes Other Than U.S. Government Taxes
     Property taxes                                        $  2,504
     Unemployment taxes                                         453
     Other taxes                                                167
                                                           --------
                                                  Total    $  3,124
   U.S. Government Taxes                                   --------
     FICA taxes                                              10,982
     Unemployment taxes                                         211
                                                           --------
                                                  Total    $ 11,193
                                                           --------
                                                  TOTAL    $ 14,317
                                                           ========


                  ANNUAL REPORT OF ENTERGY SERVICES, INC.

                   For the Year Ended December 31, 1999

                        Donations - Account 426.1

                             (In Thousands)

Instructions:
  Provide a listing of the amount included in Account 426.1, "Donations," classifying such expenses by its purpose. The aggregate number and amount of all items of less than $3,000 may be in lieu of details.


          Name of Recipient                       Purpose of Donation             Amount
Donations:
Enterprise Corp. of Delta               Corporate Sponsorship                    $   2,500
Foundation for the MidSouth             Annual Support                                 250
Randy Zeagler Fund                      Corporate Match for Deceased Employee           75
University Of Texas at Austin           Corporate Sponsorship                           50
NRCC Building Fund                      Building Fund Contribution                      50
Democratic National Committee           Building Fund Contribution                      49
City Park Improvement Association       Corporate Sponsorship                           16
R&R Brush & Weed, Inc.                  Corporate Sponsorship                           13
Arkansas Game & Fish Foundation         Corporate Sponsorship                           12
Junior Achievement                      Corporate Sponsorship                           10
Associated Office Systems of Louisiana  Corporate Sponsorship                            7
Congressional Sportsmens                Corporate Sponsorship                            6
Lab Safety Supply, Inc.                 Corporate Sponsorship                            5
Business Institute                      Corporate Sponsorship                            5
Central High School                     Corporate Sponsorship                            5
Mangolia Boys & Girls Club              Corporate Sponsorship                            5


                 ANNUAL REPORT OF ENTERGY SERVICES, INC.

                  For the Year Ended December 31, 1999

                       Donations - Account 426.1

                             (In Thousands)

Instructions:
  Provide a listing of the amount included in Account 426.1, "Donations," classifying such expenses by its purpose. The aggregate number and amount of all items of less than $3,000 may be in lieu of details.

         Name of Recipient                Purpose of Donation        Amount

Public Forum Institute               Corporate Sponsorship              $   5
Indoff, Inc.                         Corporate Sponsorship                  5
American Coal Foundation             Corporate Sponsorship                  3
Public Affairs Council               Corporate Sponsorship                  3
University of Arkansas Foundation    Corporate Sponsorship                  3
Others (86)                                                                59



Employee Services:
Manage Contributions                                                      367





                                                                     --------
                                                  TOTAL              $  3,503
                                                                     ========

                  ANNUAL REPORT OF ENTERGY SERVICES, INC.

                   For the Year Ended December 31, 1999

                     Other Deductions - Account 426.5

                              (In Thousands)

Instructions:
  Provide a listing of the amount included in Account 426.5, "Other Deductions," classifying such expenses according to their nature.

        Description                   Name of Payee *             Amount

Restructuring Costs -        Northbridge Group                       $1,371
Transition to Competition    Public Strategies, Inc.                    488
                             Association of Electric Companies          358
                              of Texas, Inc.
                             Association of Electric Companies          188
                              of Louisiana
                             Cranford Johnson Robinson                  185
                             Baker & Botts LLP                          169
                             JA Wright & Associates                     159
                             Consumers First LLC                        102
                             Alma M. Williams                            78
                             Jonhnston & Associates LLC                  75
                             VCI International                           61
                             Sherri McConnell, Inc.                      60
                             Southern Media & Opinion                    56
                             Williams & Anderson Attys                   52
                             BAW  & Company, Inc.                        50
                             Teleformation, Inc.                         44
                             Don F. Cass                                 42
                             Haynie & Associates, Inc.                   40
                             Thoma & Thoma Creative Service              34
                             Creative Communications, Inc.               30
                             Robin & Associates                          30
                             Allen R. Bares PLC                          24
                             Farwell Group                               24
                             Spradley & Spradley                         24
                             Sutton Mapes & Yelerton, Inc.               20
                             ML Bud Mapes & Associates                   20
                             Harry L. Benoit                             18
                             Jones Productions                           17
                             Aura Energy Corporation                     16
                             Hilton Jackson                              16
                             Bill Sanchez                                15
                             Maxine Cormier                              15
                             Putnam Hayes & Bartlett, Inc.               13
                             Allan Katz & Associates, Inc.               12
                             Alton Ashy                                  12
                             Yale Club of New York                       11
                             Sarah Whalen & Associates                   10
                             Peerless                                    10
                             Robert S. Gray                               8
                             Paul N. Means                                7
                             Janie L. Urbanic                             5
                             B. Lehman & Associates, Inc.                 5
                             C. Lyle Barney Consulting                    5
                             Kimberly H. Despeaux                         5

                ANNUAL REPORT OF ENTERGY SERVICES, INC.

                  For the Year Ended December 31, 1999

                    Other Deductions - Account 426.5

                             (In Thousands)

Instructions:
  Provide a listing of the amount included in Account 426.5, "Other Deductions," classifying such expenses according to their nature.

           Description                    Name of Payee *            Amount

Restructuring Costs - Transition  Kay Kelley Arnold                     $    4
to Competition                    Econate, Inc.                              4
                                  Alltel Mobile Communications               4
                                  Field Management Specialists               4
                                  Staffmark                                  4
                                  Rosiland O. Smith                          3
                                  James F. Kenney                            3
                                  Allwin Direct                              3
                                  Group 5 West, Inc.                         2
                                  Nick Clark Printing                        2
                                  Gary B. Silbert                            2
                                  Employees Salaries                       819
                                  Various Vendors (63)                      25

Perform Executive Functions       Contract Work                            103
                                  Miscellaneous Income Deduction             8
                                  Payroll                                    6
                                  Various Vendors                            3

Charge Injuries & Damages Reserve Other                                    107

General Ledger Services           Other                                     77

Perform Lobbying Activities       Payroll                                   50
                                  Employee Benefits                         11
                                  Employee Expenses                          9
                                  Payroll Taxes                              4

Conduct Flight Operations         Employee Expenses                         58

Develop and Administer Business   Miscellaneous Income Deduction            35
  Plans                           Public Relation Expenses                  15
                                  Varios Vendors                             1

Perform Info System               Payroll                                   35
Administration Support            Employee Benefits                          5
                                  Payroll Taxes                              3
                                  Various Vendors

Manage Governmental  Affairs      Public Relation Expenses                  37

Manage Wholesale Transactions     Public Relation Expenses                  18
                                  Miscellaneous General Expenses             8

Other Expenses                    Various Vendors                          174

                                                                        ------
                                                            TOTAL       $5,630
                                                                        ======
* The activity shown here may be duplicated in the "Outside Services
  Employed" Schedule.

                ANNUAL REPORT OF ENTERGY SERVICES, INC.

                  For the Year Ended December 31, 1999

             Schedule XVIII - Notes to Statement of Income

Instructions:
  The space below is provided for important notes regarding the statement of income or any account thereof. Furnish particulars as to any significant increases in services rendered or expenses incurred during the year.
  Notes relating to financial statements shown elsewhere in this report may be indicated here by reference.

  See Notes to Financial Statements on Pages 14-A through 14-F.

                 ANNUAL REPORT OF ENTERGY SERVICES, INC.

                   For the Year Ended December 31, 1999

                  Schedule XIX - Financial Data Schedule


Item No.  Caption Heading                                                Amount
1         Net Service Company Property                                    $ 91,270
2         Total Investments                                                      -
3         Total Current and Accrued Assets                                 160,593
4         Total Deferred Debits                                             26,211
5         Balancing Amount For Total Assets and Other Debits                     -
6         Total Assets and Other Debits                                    278,074
7         Total Proprietary Capital                                             20
8         Total Long-Term Debt                                                   -
9         Notes Payable                                                          -
10        Notes Payable to Associated Companies                                  -
11        Balancing Amount For Total Current and Accrued Liabilities       199,147
12        Total Deferred Credits                                            67,780
13        Accumulated Deferred Income Taxes                                 11,127
14        Total Liabilities and Proprietary Capital                        278,074
15        Services Rendered to Associate Companies                         586,299
16        Services Rendered to Nonassociate Companies                          239
17        Miscellaneous Income or Loss                                           -
18        Total Income                                                     586,538
19        Salaries and Wages                                               191,442
20        Employee Pensions and Benefits                                    59,732
21        Balancing Amount For Total Expenses                              335,364
22        Total Expenses                                                   586,538
23        Net Income (Loss)                                                      -
24        Total Expenses (Direct Costs)                                    500,717
25        Total Expenses (Indirect Costs)                                   85,821
26        Total Expenses (Total)                                          $586,538
27        Number of Personnel End of Year                                    2,767




               ANNUAL REPORT OF ENTERGY SERVICES, INC.

                For the Year Ended December 31, 1999

                         Organization Charts


                           See page 27 - A






               ANNUAL REPORT OF ENTERGY SERVICES, INC.

                        Methods of Allocation


                    See pages 27 - B thru 27 - C






               ANNUAL REPORT OF ENTERGY SERVICES, INC.

     Annual Statement of Compensation for Use of Capital Billed


                              - None -

               ANNUAL REPORT OF ENTERGY SERVICES, INC.

                For the Year Ended December 31, 1999

                         Organization Charts



Chairman

     Corporate
          Human Resources & Administration
          Legal
          Public Relations & Affairs
          Transition Projects
          Domestic Operations

     Finance
          Chief Financial Officer
          Information Technology
          Finance Operations Center
          Supply Chain

     Retail Services

     Nuclear

     Regulated Operations

               ANNUAL REPORT OF ENTERGY SERVICES, INC.

                For the Year Ended December 31, 1999

                        Methods of Allocation

Note: Each allocation formula is based on data relevant to the participating Client Companies to whom the services are provided and the department providing the service.

Energy Sales
   Based on total kilowatt-hours of energy sold to consumers.

Customers
   Based  on  a  twelve-month  average  of  Residential,  Commercial,
   Industrial,    Government   and   Municipal    general    business
   electric/gas customers.

Employees
   Based on the number of full time employees at year-end.

Responsibility Ratio
   The Responsibility Ratio of a company is the ratio of the company's load at time of system peak load. The peak load is the average of the twelve monthly highest clock hour demands in kilowatts of the Company's interconnected system, occurring each month coincident with the System peak load, during the twelve-month period ending with the current month.

Composite - Energy Sales, Customers, Employees and
Capability/Responsibility Ratio
   Based on four components with equal weighting to each: kilowatt-hour energy sales, average customers, number of employees and capability responsibility ratio.

Composite - Transmission, Distribution/Customer Service
   Based on four components of equal weighting: kilowatt-hour energy sales; average customers; number of distribution and customer service/support employees; and the Transmission/Substation Composite Allocation Method

Transmission Line Miles
   Based on the number of miles of transmission lines, weighted for design voltage. (Voltage < 400kv = 1, Voltage >= 400kv = 2)

Substations
   Distribution Substations is based on the number of high voltage substations weighted for voltage. (Voltage < 500kv = 1, Voltage >= 500kv = 2)

Composite - Transmission Line Miles and Substations
   Based  on  two  components: Transmission line  miles  with  a  30%
   weighting  and the number of high voltage substations with  a  70%
   weighting.

Gas Consumption
   Based on the volume of natural gas consumed annually by all gas fired generating units within the Entergy system.

Income and Deduction Ratio
   Based on the previous years federal income tax return, total income plus total deductions.

Level of Service
   Based on Entergy Services' total billings to each Client Company excluding corporate overhead.

               ANNUAL REPORT OF ENTERGY SERVICES, INC.

                For the Year Ended December 31, 1999

                        Methods of Allocation

System Capacity
   Based on the power level, rated in kilowatts, that could be achieved if all generating units were operating at maximum capability simultaneously.

Labor Dollars Billed
   Based on total labor dollars billed to each company.

Distribution Line Miles
   Based on the number of miles of distribution lines of 34.5kv or less.

Coal Consumption
   Based on the quantity of tons of coal delivered annually to each coal plant within the Entergy System.

Accounts Payable Transactions
   Based on the number of accounts payable transactions processed annually for each Entergy System Company.

Square Footage
   Based on square footage occupied by ESI functional business units.

Insurance Premiums (Non-Nuclear)
   Based on non-nuclear insurance premiums.

Asset Records
   Based on the number of asset records at period end.

Average Outstanding Capital Expenditure Authorizations (CEAs)
   Based on a twelve-month average of outstanding CEAs.

Total Assets
   Based on total assets at period end.

Bank Accounts
   Based on the number of bank accounts and quick payment centers at period end.

Computer Usage Composite
   Based  on  three  components: Customers (52%  weighting),  General
   Ledger   Transactions   (29%   weighting)   and   Employees   (19%
   weighting), with weighting based on historical usage.

General Ledger Transactions
         Based on the number of general ledger transactions for the period.

Fiber
    Based on capacity and use of the Entergy System's fiber optic network.

Paychecks Issued
   Based on the number of paychecks issued to each Legal Entity.

               ANNUAL REPORT OF ENTERGY SERVICES, INC.

                For the Year Ended December 31, 1999

                              Appendix

            Information in Compliance With Item 4 of SEC
                   Letter Dated December 29, 1986

                           (In Thousands)

                                                                   Amount
Cost of services charged to project codes established to track cost of functions per formed by System Fuels, Inc. (SFI) personnel transferred to Entergy Services, Inc.
(Entergy Services).

Direct Cost:
    Labor and related cost                                          $ 69
    Other direct cost                                                 25
Indirect cost                                                         16
                                                                    ----
    Total                                                            110
                                                                    ----
Cost of services charged to project codes not
related to the transfer of SFI personnel                           1,189
                                                                  ------
Total cost of services performed by Entergy                       $1,299
 Services and billed to SFI                                       ======




Amounts billed to Operating Companies for Fuel Oil                $  752
 Program*

Deferred Cost/Services                                                 -

Charged to Nuclear Fuel Inventory                                    547

Charged to Gas and Oil Development and Production Program              -
                                                                 -------
Total                                                            $ 1,299
                                                                 =======

* Amounts charged to the Fuel Oil Program as a component of period cost. For 1999, based on monthly averages, period costs were allocated 9% to Entergy Arkansas, Inc. (EAI), 53% to Entergy Louisiana, Inc. (ELI), 28% to Entergy Mississippi, Inc. (EMI), and 10% to Entergy New Orleans, Inc. (ENOI).

               ANNUAL REPORT OF ENTERGY SERVICES, INC.

                For the Year Ended December 31, 1999

                              Appendix

            Information in Compliance With Item 4 of SEC
                   Letter Dated December 29, 1986

Allocation of Indirect Cost

Indirect cost is comprised of labor loading and variable overhead. The labor loading and variable overhead are allocated to Service Requests on the basis of labor dollars charged to each Service Request.

Fuel Department Cost

The labor costs of Entergy Services personnel performing work for SFI are recorded by a process similar to all other costs incurred by Entergy Services. Various Project Codes have been established at Entergy Services to track the cost of functions performed by Entergy Services personnel for SFI matters which are billed 100% to SFI.

Services Provided

The Finance Operations Center provides accounting services to SFI in the following areas: financial and operating information services, accounting services relative to SFI's owned and leased properties, fuel oil inventory accounting, nuclear fuel inventory accounting, disbursements of royalties and revenues to joint venture partners, billing of fuels and services provided to the Operating Companies, assist in the coordination and preparation of budgets and forecasts for SFI, provides data required by various regulatory and other agencies, and provides accounts payable services.

The Energy Management Organization (EMO) provides services that include operation and supervision and maintenance of fuel oil facilities.

Changes in Organization

As previously reported, the System's fuel planning and procurement administration was reorganized during 1988, which redefined the fuels management roles and placed the responsibility for most fuel procurement decisions with the Entergy Corporation System Executives.

In general, the Operating Companies execute and administer power plant gas and coal contracts under an acquisition and administration policy. Financing nuclear fuel inventory and fuel oil inventory and facilities, and accounting functions related to these continuing activities are still performed by Entergy Services personnel.

           ANNUAL REPORT OF ENTERGY SERVICES, INC.

                      Signature Clause

   Pursuant  to  the  requirements  of  the  Public  Utility
   Holding Company Act of 1935 and the rules and regulations of the Securities and Exchange Commission issued thereunder, the undersigned company has duly caused this report to be signed on its behalf by the undersigned officer thereunto duly authorized.


                                   Entergy Services, Inc.
                                   (Name of Reporting Company)



                              By: /s/ Nathan E. Langston
                                 (Signature of Signing Officer)


                              Nathan E. Langston
                              Vice President and Chief Accounting Officer
                              (Printed Name and Title of Signing Officer)


Date: April 26, 2000